EXECUTION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT is made as of the 23rd day of May, 2007, by and between MIGO SOFTWARE, INC., a Delaware corporation (the “Buyer”), MACROPORT, INC., a California corporation (“MP”), MIGO ACQUISITION, INC., a California corporation (“Merger Sub”) and those shareholders of MP indicated on Schedule 1 hereto (collectively, the “Shareholders’ or individually a “Shareholder”).

RECITALS

A. The Shareholders own more than 50% of the outstanding stock in MP (counting all classes of stock as a single class). MP provides the following software products: Universal Loader, PhotoPlay, MediaPlay Mobile Billboard Video Autoscaler, Memory Card DRM, in each case in a form suitable for use on a memory cards (referred to herein as the “MP Business”).

B. The respective Boards of Directors of Buyer, Merger Sub, and MP have determined that the acquisition of MP by Buyer through the merger of MP with and into Merger Sub (the “Merger”), in accordance with and subject to the terms and conditions of this Agreement, is in the best interests of the respective corporations and their respective shareholders.

C. Upon completion of the Merger, MP will be merged into Merger Sub which will remain a wholly owned subsidiary of Buyer and the stockholders of MP will become stockholders of Buyer.

D.  For United States federal income tax purposes, the Merger is intended to qualify as a reorganization described in section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

E. The Parties are entering into this Agreement in order to agree upon the terms and conditions of the Merger.

NOW, THEREFORE, in consideration of the mutual promises herein made, and intending to be legally bound hereby, the parties agree as follows;

ARTICLE 1
MERGER

1.1  Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, MP shall be merged with and into Merger Sub in accordance with the provisions of Sections 1100-1113 of the California Corporation Code, and the separate corporate existence of MP shall cease. Merger Sub shall be the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Corporation after the Merger shall be “MacroPort, Inc.”

1.2  Conversion of Capital Stock. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Party or any other Person:

(a) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged.

(b) Each share of MP Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the per share Consideration set forth in Article 2. At the Effective Time, holders of MP Stock shall cease to be and shall have no rights as shareholders of the Surviving Corporation (other than to receive the per share Consideration pursuant to this subsection, which shall be issuable in full satisfaction of all rights pertaining to such shares of MP Stock). From and after the Closing Date, there shall be no transfers on the stock transfer books of MP of shares of MP Stock and, if certificates are presented to MP for transfer on or after the Closing Date, they shall be delivered to the Buyer for cancellation.

1.3  Filing of Merger Certificate; Effective Time. Simultaneously with the Closing, the appropriate Parties shall duly execute a Certificate of Merger to be filed with the California Secretary of State to effect the Merger (in the form attached as Exhibit 1.3) (the "Merger Certificate"). The Merger Certificate shall be filed with the California Secretary of State on the Closing Date. The Merger shall be effective (the "Effective Time") as of the date on which the Merger Certificate has been duly filed and/or registered by the California Secretary of State.

1.4  Effects of Merger. The Parties intend for the Merger to have the effects set forth in this Agreement and the California Corporation Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the rights, privileges, immunities, powers, and franchises of MP and all property (real, personal, and mixed) of MP and all debts due to MP on any account, and all choses in action, and every other interest of or belonging to or due to MP, will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of MP shall become debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities, obligations, restrictions, disabilities, and duties had been incurred or contracted by the Surviving Corporation. The title to any real estate or any interest therein vested, by deed or otherwise, in MP shall not revert or in any way become impaired by reason of the Merger.

1.5  Closing. The closing (the “Closing”) of the Merger shall take place at 1:00 p.m., local time, on the Closing Date, at the offices of Ellis Funk, P.C., 3490 Piedmont Road, Suite 400, Atlanta, Georgia 30305, or at such other time and place as may be mutually agreed by the Buyer and MP. The “Closing Date” shall be the date as of which all closing conditions shall have been satisfied or waived and the effective date of the transactions described herein shall be the close of business on the date immediately preceding the Closing Date, unless otherwise agreed by the parties. All transactions relating to the MP Business occurring on or after the close of business on the Closing Date shall be for the Buyer's account. If the Closing has not occurred on or before June 30, 2007, either MP or Buyer may terminate this Agreement by providing written notice of termination.

1.6  Articles of Incorporation; Bylaws. The Merger documentation shall provide that, at the Effective Time, the Articles of Incorporation and By-laws of the Merger Sub shall remain the Articles of Incorporation and By-laws of the Surviving Corporation.

1.7  Directors and Officers. At the Effective Time, the officers of the Surviving Corporation shall be Kent Heyman, Chief Executive Officer and Chairman of the Board and Richard Liebman, Chief Financial Officer and Seccretary. The Board of Directors of the Surviving Corporation shall consist of two (2) members selected by Buyer (initially to be Kent Heyman and Richard Liebman). The initial directors and officers of the Surviving Corporation shall serve until their respective successors are duly elected or appointed and qualified.

1.8 Stock Options of MP.  All outstanding options to purchase MP common stock under MP's Stock Option Plans that have not been exercised prior to or in connection with the Closing (collectively, "MP's Option Plans" and each such option, an "MP Option") shall be exchanged for new options to purchase Buyer’s Common Stock on terms set forth in Exhibit 1.8 of this Agreement.

1.9 Exchange of Certificates.

(a) Exchange Agent. Buyer shall select an institution to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Exchange Procedures. Promptly after the Effective Time, Buyer shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of MP capital stock ("Certificates”) and to each holder of Dissenting Shares, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Buyer may reasonably specify and agreed to by MP), (ii) instructions in effecting the surrender of the Certificates in exchange for the per share Consideration to be paid hereunder, and (iii) such notification as may be required under the California Corporations Code to be given to the holders of Dissenting Shares. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the per share Consideration to be paid hereunder and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the per share Consideration to be paid hereunder with respect to such shares of MP capital stock. In the event of a transfer of ownership of shares of MP capital stock that is not registered in MP's transfer records, the per share Consideration to be paid hereunder may be issued to a transferee if the Certificate representing such shares of MP capital stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(c) Fractional Shares. No fraction of a share of Buyer stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of MP capital stock who would otherwise be entitled to a fraction of a share of Buyer stock (after aggregating all fractional shares of Buyer stock to be received by such holder) shall receive from Buyer an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the last trading price of Buyer Common Stock as reported on the Over the Counter Bulletin Board prior to the Closing Date.

(d) Required Withholding. Each of the Exchange Agent, Buyer and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of MP capital stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the per share Consideration to be paid hereunder with respect to the shares of MP capital stock represented by such Certificates pursuant to Article 2 hereof; provided, however, that Buyer may, in its discretion and as a condition precedent to the issuance of such consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer, the Surviving Corporation or the Exchange Agent against any claim that may be made with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange Agent, Buyer, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of MP capital stock for any amount properly paid to a public agency pursuant to any applicable abandoned property, escheat or similar law.

1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization described in section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations (the “Treasury Regulations").

1.11 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary other than Section 1.11(b), any shares of MP capital stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 1300 of the California Corporations Code and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the per share Consideration to be paid hereunder pursuant to Article 2 hereof, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the California Corporation Code. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

(b) Notwithstanding the provisions of Section 1300, if any holder of shares of MP capital stock who demands appraisal of such shares under the California Corporations Code shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the per share Consideration to be paid hereunder pursuant to Article 2 hereof, without interest thereon, upon surrender of the certificate representing such shares pursuant to Section 1.9.

(c) MP shall give Buyer (i) prompt notice of any written demands for payment with respect to any shares of MP capital stock pursuant to the appraisal rights under California law, withdrawals of such demands, and any other instruments served pursuant to California law and received by MP which relate to any such demand for appraisal and (ii) the opportunity to participate at its own expense in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under California law. MP shall not, except with the prior written consent of Buyer (not to be unreasonably withheld), voluntarily make any payment with respect to any demands for appraisal of MP capital stock or offer to settle or settle any such demands.

1.12 Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of MP, the Shareholders, at Buyer’s expense, shall use commercially reasonable efforts to take such lawful and necessary actions.

ARTICLE 2
MERGER CONSIDERATION

2.1  Purchase Price. The merger consideration (the “Consideration”) shall consist of the following consideration: (i) $2,500,000 in the form of newly issued shares of Series B Convertible Preferred Stock of the Buyer to be valued as set forth in Section 2.2 below; (ii) $2,000,000 in the form of newly issued shares of Common Stock of the Buyer to be valued as set forth in Section 2.3 below; and (iii) Buyer’s commitment to make incentive payments in an aggregate amount not to exceed $3,000,000 as provided in Section 2.4 below.

2.2  Buyer Preferred Stock. At the Closing, the MP equity holders shall be entitled to receive $2,500,000 of Series B Convertible Preferred Stock, valued based on the average Sale Price of Buyer's stock during the 10 business days prior to the Closing, but in no event less than $0.20 or more than $0.35 (the “Closing Stock Price”). For purposes of this Section 2.2 and Sections 2.3 and 2.4 below, the “Sale Price” on any date means the closing sale price per share of Common Stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the Over the Counter Bulletin Board (“OTCBB”) or such other principal United States securities exchange on which the Buyer's Common Stock is traded or, if the Common Stock is not listed on the OTCBB or a United States national or regional securities exchange, (i) as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated, or (ii) if such bid and ask prices are not reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated, in a manner to be determined by the Buyer on the basis of such quotations as the Buyer's Board of Directors considers appropriate in its reasonable discretion, subject to the written agreement of MP. The Buyer shall have the right to require conversion of the Series B Convertible Preferred Stock at any time after three (3) months following the Closing, if the Sale Price of the Buyer's Common Stock exceeds $0.45 per share for ten consecutive trading days. The other terms of the Series B Convertible Preferred Stock shall be as set forth in the Certificate of Designation of Rights, Preferences, Limitations, Terms and Conditions of Series B Convertible Preferred Stock attached as Exhibit 2.2 to this Agreement.

2.3  Buyer Common Stock. At the Closing, the MP equity holders shall be entitled to receive $2,000,000 of the Buyer's Common Stock, valued based on the Closing Stock Price.

2.4  Incentive Consideration.

(a)  Buyer shall pay to the MP equity holders amounts, not to exceed an aggregate of $3,000,000, based on the “Qualifying Revenues” (defined below) during the twelve (12) month period (the "Incentive Period") beginning on the first day of the first calendar month beginning on or after the Closing Date as follows: (i) If the Qualifying Revenues during the Incentive Period are greater than or equal to $4,000,000, then the Buyer shall pay to the MP equity holders the cash sum of $500,000 plus $500,000 of Buyer's Common Stock, valued based on the average Sale Price of Buyer’s stock during the 10 business days prior to the Payment Date (defined in Section 2.4(b) below); and (ii) If the Qualifying Revenues during the Incentive Period exceed $4,000,000, then the Buyer shall pay to the MP equity holders an additional $0.25 in value ("Additional Payments ") for each dollar by which the Qualifying Revenues during the Incentive Period exceed $4,000,000; provided, however, that in no event shall the cumulative amount of Additional Payments exceed $2,000,000. The Additional Payments may be made by the Buyer, at its option, in either cash up to $1,000,000 or shares of Buyer's Common Stock or a combination thereof; provided, however, if the Additional Payments exceed $1,000,000, the maximum Buyer may pay in cash shall be $1,000,000 and any Additional Payments owing above $1,000,000 must be paid in Common Stock. If Additional Payments are made in shares of Buyer's Common Stock, the Common Stock shall be valued based on the average Sale Price of Buyer’s stock during the 10 business days prior to the Payment Date.

(b)  Within forty-five (45) days following each calendar quarter during the Incentive Period, Buyer shall make a calculation of Qualifying Revenue for the period commencing on the Closing Date and ending as of the end of such calendar quarter and shall determine whether any payments of Additional Payments are due in accordance with this Section 2.4 (i.e., payments would be due only if the Qualifying Revenues through the end of such calendar quarter exceed $4,000,000). Buyer will provide a copy of each calendar quarter calculations to the Shareholders and simultaneously pay the MP equity holders any amounts then due. Within sixty (60) days after the end of the Incentive Period, Buyer shall make a calculation of Qualifying Revenues for the entire period and shall determine the final amount of payments due under this Section 2.4. Buyer shall provide a copy of such calculations to the Shareholders and shall simultaneously pay to the MP equity holders the amount so determined (in Common Stock or cash as provided in Section 2.4(a)). The incentive payment due under Section 2.4(a)(i) and the Additional Payments shall be made no later than seventy-five (75) days following the earlier of (i) the end of the calendar quarter in which the target Qualifying Revenues specified in Section 2.4(a) are achieved and (ii) the end of the Incentive Period (the “Payment Date”).

(c)  In the event the Qualifying Revenues during the Incentive Period are less than $2,500,000, then the MP equity holders shall return to the Buyer $1,000,000, comprised of $500,000 of the Series B Convertible Preferred Stock issued to the MP equity holders pursuant to Section 2.2 above and $500,000 of the Common Stock issued to the MP equity holders pursuant to Section 2.3 above, with the value based on the Closing Stock Price; provided, however, that each MP equity holder may elect, at its option (but not the obligation), to return all or part of the $1,000,000 claw back in cash. To secure this possible return of stock, the shares of Series B Convertible Preferred Stock and Common Stock subject to being returned to the Buyer shall be pledged to the Buyer pursuant to the terms of a Stock Pledge Agreement in the form attached as Exhibit 2.4. In the event the MP equity holders are required to return any consideration pursuant to this Section 2.4(c), MP and Buyer agree that such return shall be treated as a reduction in the total Consideration for tax purposes.

(d) For these purposes, “Qualifying Revenue” shall mean (1) the total amount of revenues recognized by Buyer under generally accepted accounting principles, consistently applied by Buyer (but excluding any sales or use taxes or other add-on charges such as shipping) during the Incentive Period from the sale or licensing of MP products or services (but without double counting any revenue) from transactions described in subparts (i) through (v) of this Section 2.4(d), plus (2) to the extent not taken into account and credited to the Incentive Period under clause (1) above, cash received by Buyer during the Incentive Period from prepaid licenses that would constitute Qualifying Revenues, but only to the extent the prepayment is for a period not to exceed twelve (12) months from the date the prepaid license fee is received, minus (3) returns and refunds (to the extent not taken into account and credited to the Incentive Period under clause (1) above) actually granted and attributed to the Incentive Period in accordance with generally accepted accounting principles, consistently applied by Buyer, and also minus (4) to the extent not taken into account and credited to the Incentive Period under clause (1) above, Qualifying Revenues which Buyer reasonably determines will be uncollectible consistent with past practices and generally acceptable accounting principles:

(i) All revenue from those clients listed on Schedule 2.4(d) who have purchased MP products or services in the past prior to Closing, regardless of the technology or service sold (including sales of Buyer’s products or services to such clients);

(ii) Any licensing revenue committed by Kingston to MP, regardless of whether or not it is committed or paid before or after the Closing.

(iii) Any revenue from existing MP products or services offered as stand alone applications or promotions regardless of the client;

(iv) Any revenue reasonably allocated to MP products and services from any sale or offering of a bundle of products or services that includes one or more MP products or services (allocated on the basis of the value of the MP products on a stand alone basis); and

(v) Any revenue generated from any sale transaction where the MP product or service drives upgrades to Buyer’s products or services.

(e) The Shareholders, through the Shareholders' representative identified pursuant to Section 11.16 and his counsel and accountants, will have access during normal business hours to those books and records of or relating to Buyer that are required in order for Shareholders to confirm Qualifying Revenues. Buyer will make available or cause to be made available to Shareholders' representative such data and information concerning the sales of Buyer that may reasonably be requested by them in order for the Shareholders to confirm the amount of Qualifying Revenues.

2.5  Payments to the Shareholders. All amounts payable to the Shareholders hereunder shall be paid in the percentages set forth in Schedule 2.5 hereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF MP AND THE SHAREHOLDERS

In order to induce the Buyer to enter into this Agreement, MP and the Shareholders, each severally and not jointly, make the representations and warranties set forth in this Article 3, each of which shall be deemed to be independently material and relied upon by the Buyer, subject to all exceptions and disclosures set forth in the Disclosure Schedules attached hereto. The Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3 of this Agreement. Notwithstanding the foregoing, any disclosure under any representation or warranty (or Section of a representation and warranty) shall be deemed disclosed, to qualify and incorporated into any other representations, warranties, section, subsection, paragraph and clause hereof where it is reasonably apparent that such disclosure is relevant to such other section, subsection, paragraph or clause hereof; provided, however, the disclosure of the mere existence of a document in one disclosure shall not constitute the disclosure of an exception based on the content of such document under any representation or warranty, unless the relevancy of the document is reasonably apparent by the fact it is listed or specifically described in the Disclosure Schedule or this Agreement. Except for the written representations and warranties set forth herein, MP and Shareholders disclaim all representations and warranties, express or implied, concerning MP, the business, the transaction contemplated hereby or any other matter.

3.1  Organization and Qualification.

(a)  MP is a corporation duly organized, validly existing and in good standing under the laws of the State of California. MP is qualified to transact business as a foreign corporation in the jurisdictions set forth on Schedule 3.1 attached hereto, and MP is not required to be so qualified in any other jurisdiction except where failure to be so qualified would not have a “Material Adverse Effect” on MP. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the financial condition, results of operations of the MP Business as it is currently operated by MP, or business prospects of the MP Business as currently contemplated by MP, taken as a whole, or on the ability of MP or the Shareholders to consummate timely the transactions contemplated hereby, in each case which material adverse effect cannot be corrected, cured or discontinued by measures taken without significant cost.

(b)  MP has delivered to the Buyer complete and correct copies of MP's Articles of Incorporation and By-laws, as amended to the date hereof, certified by the Secretary of State of California and the Secretary of MP, respectively. The Articles of Incorporation and Bylaws are in full force and effect.  MP is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

3.2  Ownership of Shares.

(a) Immediately prior to the Closing, subject to the right of MP option holders to exercise their options on a fully accelerated basis, the authorized capital of MP consists solely of 20,000,000 shares of common stock, of which there are 4,499,998 shares issued and outstanding as of the date of this Agreement, and 4,275,000 shares of authorized preferred stock, of which there are 2,596,500 shares issued and outstanding as of the date of this Agreement. On or before the Closing, the holders of the outstanding preferred stock shall have elected to require conversion of all shares of outstanding preferred stock into common stock of MP. All outstanding shares of stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Incorporation, By-laws or other governing instrument of MP or any agreement or document to which MP or any Shareholder is a party or by which they are bound. As of the date of this Agreement, there are no shares of stock of MP held in treasury by MP. All of the outstanding shares of stock of MP are owned as set forth on Schedule 3.2A.

(b) MP has reserved 900,000 shares of Common Stock for issuance to officers, directors, employees and consultants of MP pursuant to its MP Option Plans. Of such reserved shares of Common Stock, options to purchase 384,000 shares have been granted and are currently outstanding, and 516,000 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. Schedule 3.2B lists all outstanding stock options and the exercise prices, vesting terms and expiration dates of each.

(c) Except for outstanding options issued pursuant to the Stock Plan and warrants to purchase 275,000 shares of Series A Preferred Stock, there are no outstanding options, warrants, calls, subscriptions, commitments, agreements, or other rights to purchase or dispose of any shares of stock of MP, or other securities outstanding which are convertible into shares of stock of MP, and no other party has any right or option to acquire any equity interest in MP. Schedule 3.2C lists all outstanding warrants and the exercise prices and expiration dates of each. On or before the Closing, all of the warrants shall have been exercised or shall have expired.

(d) All outstanding shares of stock of MP have been issued in compliance with (i) all applicable securities and blue sky laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments, in each case except for the failure of which will not have a Material Adverse Effect. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect and in effect as of the time of the stock issuance by or under the authority of any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (each, a “Governmental Entity”).

(e) Other than as set forth in that certain (i) Investors’ Rights Agreement dated as of April, 2005, (ii) Voting Agreement dated as of February, 2005 and (iii) Right of First Refusal and Co-Sale Agreement dated as of February 2005, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which MP or any Shareholder is a party or by which they are bound with respect to any equity security of any class of MP. MP represents and warrants that the Investors’ Rights Agreement, Voting Agreement and Right of First Refusal and Co-Sale Agreement shall be terminated upon the Effective Time.

(f) MP represents and warrants that the Consideration for the Merger shall be allocated among its equity holders in the percentages indicated on Schedule 3.2F.

3.3  No Subsidiaries; Investments. MP has no subsidiaries, nor does it own any stock, bonds or other securities of, have any proprietary interest in, or control the management or policies (by means of a management contract or otherwise) of any other corporation, firm, association or business organization. No corporation, firm, association or business organization controls the management or policies (by means of a management contract or otherwise) of MP. “Control” in the preceding sentences means the power, by means of ownership of securities, contract or otherwise, to elect or designate a majority of the board of directors or other management policies of a corporation, firm, association or business organization. Except as disclosed on Schedule 3.3, the MP Business, as operated by MP, does not depend in material part on any other entity.

3.4  Conflicting Obligations; Consents. The execution and delivery of this Agreement do not, and the consummation of the sale and purchase of MP Stock contemplated hereby will not: (a) conflict with or violate any provisions of the Articles of Incorporation or Bylaws of MP; (b) conflict with or violate any provisions of, or result in the maturation or acceleration of, or termination right under, any obligations under any contract (including customer contracts), agreement, instrument, document, lease, license, permit, indenture, or obligation, or any law, statute, ordinance, rule, regulation, code, guideline, order, arbitration award, judgment or decree, to which MP is subject or to which MP or any Shareholder is a party, except for the acceleration of vesting of stock options; or (c) violate any restriction or limitation of any kind by which MP or any Shareholder is bound, or result in the termination or loss of any right (or give any third party the right to cause such termination or loss) of any kind to which MP or any Shareholder is entitled. No third-party consents, approvals or authorizations are necessary for the execution and consummation of the transactions contemplated hereby, nor are any such consents, approvals or authorizations required in order to enable the Buyer to enjoy the benefits of any contracts, agreements, instruments, documents, leases, licenses, permits, indentures or rights of MP in accordance with their existing terms.

3.5  Enforceability. This Agreement and all other agreements of MP or the Shareholders contemplated hereby or to be delivered in connection herewith are or, upon the execution and delivery thereof, will be valid and binding obligations of MP and the Shareholders (as the case may be), enforceable against them in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting enforcement of creditors’ rights generally, (ii) laws or regulations concerning competition or fair trade; or (iii) general principles of equity.

3.6  Authorization. MP and the Shareholders have all necessary power and authority to enter into and perform the transactions contemplated hereby in accordance with the terms and conditions hereof. The execution, delivery and performance of this Agreement by MP have been duly authorized and approved by MP’s Board of Directors and no other corporate proceedings on the part of MP are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except the majority approval of each class of MP equity holders. On or before the date of execution of this Agreement, the Merger has been approved by a majority in interest of common stock of equity of MP, and as of the Closing, the Merger will have been approved by a majority in interest of each class of equity of MP. This Agreement has been duly executed and delivered by MP and the Shareholders.

3.7  Financial Statements; No Undisclosed Liabilities.

(a)  Attached as Schedule 3.7A are true and complete copies of the unaudited financial statements (including balance sheets, statements of income and retained earnings, statements of cash flow, and any notes pertaining thereto of MP for its fiscal years ending December 31, 2005 and December 31, 2006, and interim financial statements for the period ending March 31, 2007 (collectively, the “Financial Statements”). The unaudited balance sheet as of April 30, 2007 is hereinafter referred to as the “Latest Balance Sheet.” MP’s books and records of accounts accurately reflect all of the assets, liabilities, transactions and results of operations of MP in all material respects, and the Latest Balance Sheet has been prepared in a manner consistent with past practices of MP, except as disclosed in the notes of such Latest Balance Sheet. Except as set forth in Schedule 3.7B, the Financial Statements for the periods ending December 31, 2005 and December 31, 2006 have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) maintained and applied on a consistent basis throughout the indicated periods and in a manner consistent with past practices of MP and the Financial Statements fairly present the financial condition and results of operations of MP at the dates and for the relevant periods indicated. Except as set forth on the Financial Statements or on the Liabilities Schedule attached as Schedule 3.7, MP has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are, individually or in the aggregate, material to the MP Business, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet.  As of the date of the Latest Balance Sheet, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standard No. 5) that are not adequately provided for in the Latest Balance Sheet.

(b)  All debts and other amounts due from MP to any Shareholder or their Affiliates have been paid, satisfied or otherwise forgiven. For all purposes of this Agreement, the term "Affiliate” shall mean: (i) in the case of an individual, any relative of such person, (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such person; or (iv) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such person.

3.8  Taxes.

(a)  MP has properly completed and filed on a timely basis all foreign, federal, state, county and local tax returns and reports of every kind and nature (the “Tax Returns”) relating to MP and the MP Business including, but not limited to, income, excise, franchise, payroll, property, sales, use, capital stock, intangible property, employment, social security, withholding and unemployment insurance, required to be filed by it and has paid all taxes, assessments, penalties, interest and other charges due and owing by it under applicable law. The Shareholders agree that they shall be responsible for the filing of all tax returns for MP for all periods ending prior to the Closing Date.

(b)  All Tax Returns were accurate and complete when filed in all material respects. MP does not have any tax liability, contingent or otherwise, for any taxes pertaining to MP, its assets or the MP Business, other than those reflected on the Financial Statements or incurred in the ordinary course of business since the date of the Latest Balance Sheet, and there are no pending proceedings relating to, or claims asserted for, taxes or assessments against MP. MP has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of MP.

(d) MP has not received from any taxing authority any (i) written notice indicating an intent to open an audit or other review or (ii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against MP.

(e) No Tax audit or administrative or judicial Tax proceeding is pending with respect to MP.

(f) MP is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any (i) “excess parachute payment” within the meaning of Code section 280G (or any corresponding provision of state, local of foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code section 162(m) or 404 (or any corresponding provision of state, local of foreign Tax law).

(g) MP is not party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

   (h) MP has not been a member of an Affiliated Group (as defined below) filing a consolidated federal income Tax Return (other than a group the common parent of which was MP), nor does MP have any liability for the Taxes of any person (other than MP) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(i) MP will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.

(j) None of MP's assets are tax exempt use property within the meaning of section 168(h) of the Code.

(k) From its inception until December 31, 2001, MP was a corporation taxed as an S corporation, and commencing on January 1, 2002, MP has been a corporation taxed as a C corporation under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

(l) MP has delivered to Buyer correct and complete copies of all foreign, federal and state income Tax Returns and all state sales and use Tax Returns filed for MP and its predecessors (if any) for 2003 and subsequent years.

For the purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnity or otherwise assume or succeed to the Tax liability of any other person.

For purposes of this Agreement, “Affiliated Group” means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

3.9  Real Property.

(a)  No Owned Real Property. MP does not own any interest in any real property.

(b)  Leased Property. MP has previously provided Buyer with a copy of each real property lease of space utilized by MP. To the knowledge of MP, each of the real property leases is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no material default under any real property lease by MP or, to MP’s and any Shareholder’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. MP has made available to Buyer true, correct and complete copies of the real property leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder. To MP’s knowledge, no previous or current party to any real property lease for space used by MP has given notice of or made a claim with respect to any breach or default thereunder.

3.10  Personal Property; Good Title; Condition. Except for such personal property as has been disposed of in the ordinary course of MP’s business since the date of the Latest Balance Sheet, MP owns good and marketable title to all property which it purports to own (including, but not limited to, that reflected on the Latest Balance Sheet), as well as all property acquired by MP since the date of the Latest Balance Sheet. All tangible personal property reflected on the Latest Balance Sheet is actually on hand, increased and decreased by acquisitions and dispositions of such property in the ordinary course of business since the date of the Latest Balance Sheet. All such property has been reasonably maintained, is in good condition and repair (normal wear and tear excepted), not in need of imminent repair, and, as of the Closing, will be owned by MP free and clear of all security interests (including any conditional sale or other title retention agreements), liens, claims, charges, pledges, exceptions, and defects of title and other encumbrances of any kind, except as otherwise set forth on Schedule 3.10. Schedule 3.10 lists all leases of tangible personal property under which MP is the lessee, and MP has delivered to the Buyer true and complete copies of each such lease. No default exists under any such lease, as to the payment of rent or otherwise. All tangible personal property owned or leased by MP is located upon MP’s premises, except as otherwise set forth on Schedule 3.10. The assets reflected on the Latest Balance Sheet consist of all assets and rights used in, or useful to, MP in the operation of the MP Business.

3.11  Inventory. Schedule 3.11 identifies MP’s inventory owned by MP as well as inventory held on MP’s premises that is not owned by MP, inventory consigned to MP.

3.12  Authorizations. MP is in possession of all permits necessary for MP to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on the MP Business as it is now being conducted (the “Permits”) except for the failure of which will not individually or in the aggregate have a Material Adverse Effect, and, as of the date of this Agreement, none of the Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of MP, threatened, except for such Permits for which the failure to possess or the suspension or termination of which would not, individually or in the aggregate, have a Material Adverse Effect. All of MP’s Permits are listed on Schedule 3.12.  The operation of the MP Business by MP is not in conflict with, or in default or violation of, any Permits, except for such conflict, default or violation of which would not have a Material Adverse Effect.

3.13  Litigation. Except as set forth on Schedule 3.13, there is no litigation, claim, proceeding or investigation pending, or, to the knowledge of MP, threatened against or relating to MP, its properties or business, or the transactions contemplated herein. Schedule 3.13 discloses, with respect to each item described thereon, the name or title of the action (and parties or potential parties thereto), a description of the nature of the action or claim, and an estimate of the maximum liability of MP in the event of an adverse result. Except as so described, to the Knowledge of MP, there is no state of facts or circumstances which reasonably could be expected to ripen into litigation, proceeding or investigation or adversely affect the properties, business or prospects of MP. Except as described on Schedule 3.13, there is no outstanding order, decree or stipulation issued by any federal, state or local authority to which MP is a party or subject and which adversely affects or may adversely affect its properties, business or prospects. No injunction, judgment, or other order has been issued by any court or governmental authority in any legal action or proceeding instituted by a third party against MP or any of its assets arising by reason of the Merger pursuant to this Agreement, which restrains, prohibits or invalidates or seeks to restrain, prohibit or invalidate, the consummation of the transactions contemplated by this Agreement, or seeks damages related thereto.

3.14  Compliance With Law. The conduct of the MP Business does not violate, nor is MP in default under, any law, statute, ordinance, rule, regulation, code, license, permit, guideline, order, arbitration award, judgment or decree, including, without limitation, civil rights legislation, equal employment opportunity legislation, occupational safety and health legislation, legislation pertaining to illegal bribes or kickbacks except for any such violation that would not have a Material Adverse Effect on the conduct of the MP Business and neither Buyer nor MP will after the Closing incur any liability or obligation as a result of any such violation or default existing prior to the Closing. No expenditures are anticipated which are necessary or appropriate for the continuation of the MP Business in compliance with any such law, statute, rule, regulation, code, license, permit, guidelines, order, arbitration award, judgment or decree, except fees and duties imposed or paid in the ordinary course of business, excluding any fees for the transfer of permits or licenses.  No investigation or review by any Governmental Entity is pending or, to MP’s Knowledge, has been threatened in a writing delivered to MP against MP, nor, to MP’s Knowledge, has any Governmental Entity indicated an intention to conduct an investigation of MP. There is no agreement, judgment, injunction, order or decree binding upon MP which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of MP, any acquisition of material property by MP or the conduct of business by MP as currently conducted.

3.15  Environmental Concerns.

(a) Definition. The term “Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, orders, directives and other governmental restrictions and requirements (including, but not limited to, those contained in or evidenced by permits, temporary permits or exemption letters) relating to the discharge of air pollutants, water pollutants, solid wastes or process waste water or otherwise relating to the environment, hazardous wastes, materials or substances, toxic substances, asbestos or any process of MP that has an impact on the environment, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, Toxic Substances Control Act, Federal Water Pollution Control Act, National Environmental Policy Act, Federal Occupational Safety and Health Act, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, or any applicable federal or state regulatory or administrative agency with authority over natural resources or environmental protection now in effect or presently scheduled to come into effect, all as presently amended.

(b) Pending Litigation. Except as described in Schedule 3.15, MP is not a party to or the subject of any litigation or administrative proceeding nor, to the knowledge of MP and the Shareholders, is any litigation or administrative proceeding threatened against MP, which in either case asserts or alleges that MP: (i) violated or is violating any Environmental Laws, (ii) is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking, leaching or other release or migration of any pollutants, contaminants, hazardous wastes, materials or substances or other materials (collectively, “Hazardous Substances”), (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking, leaching or other release of any Hazardous Substance.

(c) Storage, or Deposit or Treatment of Hazardous Substances. Except as described on Schedule 3.15, neither MP nor, to the best of MP’s Knowledge, any other person or entity, has caused or permitted Hazardous Substances to be stored, discharged or released, deposited, treated, recycled, leaked, spilled or disposed of on, under or at MP’s premises, which storage, discharge or release, deposit, treatment, recycling, leakage, spillage or disposition violates any Environmental Laws.

(d) No Violation. Except as described in Schedule 3.15, to MP’s Knowledge, the MP Business has been and is currently being operated in a manner which does not violate Environmental Laws in any material respect. Except as described in Schedule 3.15, to the best of MP’s Knowledge, MP’s operations and practices and MP’s disposal practices are in material compliance with all terms and conditions of all required permits and further is in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws. Except as described in Schedule 3.15, MP has not received notice of any past, present or future event, condition, circumstance, activity, practice, incident, action or plan which may interfere with or prevent continued compliance with all applicable Environmental Laws, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Law, based on or related to MP’s operations or practices or MP’s disposal practices. Except as described in Schedule 3.15, MP has not received any notice of any investigation, and, to the Knowledge of MP, MP is not under investigation, by any federal, state or local authority for the failure to comply with Environmental Laws. Except as described in Schedule 3.15, MP has not made any statements, warranties or representations in any documents submitted to any federal, state or local regulatory authority or other governmental body containing untrue statements of material fact or omitting statements of material fact rendering the statements made misleading in connection with any Environmental Law.

(e) Disposal Practices. Except as described in Schedule 3.15, MP has not received any notice or Knowledge that any hazardous waste transporter or disposal facility that has transported, hauled or otherwise removed or disposed of any Hazardous Substances from MP’s premises was not properly licensed pursuant to all applicable Environmental Laws or that such Hazardous Substances were not properly transported or disposed of at a facility authorized to receive such Hazardous Substances pursuant to all applicable Environmental Laws.

(f) Tanks and Vessels. To MP’s Knowledge, there are no processes, petroleum or Hazardous Substance storage tanks, vessels or other facilities on, under or at MP’s premises which contain or previously contained materials which, if known to be present in soils or ground water, would require cleanup, removal or other remedial action under Environmental Laws.

3.16  Employees.

(a) Schedule 3.16 lists all individuals currently employed by MP or engaged as independent contractors in connection with the MP Business (excluding all attorneys, accountants, consultants and other advisors engaged for purposes of this transaction), the current pay arrangement for each such person, and a description of any written or oral agreements with such individuals that are not terminable by MP at will. MP has not made any commitments to increase the compensation or benefits of any of its employees. All payments to MP’s employees which would have been paid in the ordinary course of business consistent with MP’s past practices on or before the Closing Date shall have been paid as of the Closing. No promises or representations have been made by MP to any employee or independent contractor of MP with respect to his employment by the Buyer after the Closing, or the terms thereof.

(b) MP is not a party to any collective bargaining or other labor union contract applicable to persons employed by MP, and no collective bargaining agreement is being negotiated by MP.  As of the date of this Agreement, there is no labor dispute, strike or work stoppage against MP pending or, to the Knowledge of MP, threatened that may interfere with the business activities of the MP Business.  As of the date of this Agreement, to the Knowledge of MP, neither MP nor any of its representatives or employees has committed any unfair labor practice in connection with the operation of the MP Business, and there is no charge or complaint against MP by the National Labor Relations Board or any comparable governmental entity pending or threatened in writing.

(c) MP: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours, in each case, with respect to MP’s employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to MP’s Knowledge, threatened or reasonably anticipated claims or actions against MP under any workers compensation policy or long-term disability policy. To MP’s knowledge, no employee of MP has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by MP and disclosing to MP or using trade secrets or proprietary information of any other person or entity. To MP’s Knowledge, all employees of MP are legally permitted to be employed by MP in the United States of America in their current jobs. There are no controversies pending or, to MP’s Knowledge threatened, between MP and any of its employees that would be reasonably likely to result in MP incurring material liability. MP does not have any employment contracts, employee agreements, or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of invention) and other than those agreements identified in Disclosure Schedule 3.16. MP has no liability to any employee or to any organization or any other entity under any employee leasing arrangement.

3.17  Employee Benefits. All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Welfare Plans”), employee pension benefit plans as defined in Section 3(2) of ERISA (“Pension Plans”), and all incentive compensation, deferred compensation, employee loan, termination policy, vacation policy, non-competition and consulting agreements and all other employee fringe benefit programs and all other material plans, practice, and arrangements similar in nature to the foregoing, including agreements with independent contractors, whether written or unwritten, together with any related trust, insurance contract or fund, maintained by MP or to which MP contributes (collectively, the “Plans”), together with any related trust, insurance contract or fund, are listed on Schedule 3.17.

(a) Employee Plan Documentation. To the extent applicable and in existence, MP has provided Buyer with access to the following documents: (i) accurate and complete copies of all documents embodying each Plan and each Employee Agreement including all amendments thereto; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under mean the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Code in connection with each Plan or related trust; (iii) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (iv) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Plan; (v) all IRS determination, opinion, notification and advisory letters, and rulings relating to Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Plan; (vi) all written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (vii) all written communications material to any MP employee relating to any Plan and any proposed Plans, in each case, relating to any material amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to MP; (viii) the form of COBRA notice used by MP; and (ix) all registration statements and prospectuses prepared in connection with each Plan. For purposes of this Agreement, “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement or contract between MP and any employee or consultant that is currently in force.

(b) Employee Plan Compliance. (i) MP has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Plan and/or Employee Agreement, and each Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received (A) a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code (or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination) or (B) if such Plan is on a prototype or volume submitter plan document, such prototype or volume submitter document has received a favorable opinion letter, and no event has occurred which would adversely affect the status of such determination letter or opinion letter or the qualified status of such Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of MP or any Shareholder, threatened or reasonably anticipated (other than routine claims for benefits) against any Plan or against the assets of any Plan; (v) each Plan can be amended, terminated or otherwise discontinued either before or after the Closing Date in accordance with its terms, without liability to MP or Buyer (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of MP or any Shareholder, threatened by the IRS or DOL with respect to any Plan; (vii) neither MP nor any Affiliate is subject to any penalty or tax with respect to any Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from MP with respect to any of the Plans have been made as required under ERISA or have been accrued on the Financial Statements; (ix) to MP’s and the Shareholders’ knowledge, all individuals who, pursuant to the terms of any Plan or Employee Agreement, are entitled to participate in any such Plan or Employee Agreement are currently participating in such Plan or Employee Agreement, or have been given the opportunity to do so and have declined; (x) there has not been since January 1, 2006, any amendment to (whether or not written) or change in employee participation or coverage under, any Plan or Employee Agreement that would increase materially the expense of maintaining such Plan or Employee Agreement above the level of the expense incurred in respect thereof during the calendar year 2005.

(c)  Exclusivity. MP has no responsibility or liability, contingent or otherwise, with respect to any employee benefits for or on behalf of its employees other than under the Plans listed on Schedule 3.17. MP has the right to amend or terminate, without the consent of any other person, any Plan, except as prohibited by law. None of the Plans is (i) a multiemployer plan (as such term is defined in Section 3(37) of ERISA), or (ii) an arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under COBRA.

(d)  Collective Bargaining Agreements. None of MP’s employees are covered under a collective bargaining agreement to which MP is a party.

(e)  Other Compliance. To the best of MP’s knowledge, MP is in compliance in all material respects with its obligations under all statutes, executive orders and other governmental regulations, domestic and foreign, governing employment practices, including, without limitation, provisions relating to wages, hours, equal opportunity, discrimination in employment, and payment of social security and other taxes with respect to its employees.

(f)  Foreign Employees. There are no officers or employees, current or former, active or inactive, of MP working outside the United States.

(g)  No Post-Employment Obligations. No Plan provides, or has any liability to provide, severance, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and MP has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by COBRA or other applicable statute.

(h) COBRA; FMLA. Neither MP nor any Affiliate has, prior to the Closing Date, and in any material respect, violated the requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended ("FMLA") or any similar provisions of state law applicable to its employees. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of MP are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the FMLA, and the regulations thereunder.

(i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of MP.

3.18  Intellectual Property.

(a)  “Intellectual Property Rights” shall mean any and all of the following which are used and/or owned by MP, along with all income, royalties, damages and payments due or payable after the Closing, including, without limitation, damages and payments for infringements or misappropriations thereof occurring after Closing, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, utility model registrations and applications; design registrations and applications; trademarks, service marks, trade dress, logos, trade names, Internet sites, email domain names, email addresses and corporate names together with all goodwill associated therewith, copyrights registered or unregistered and copyrightable works; mask works; and all registrations, applications, and renewals for any of the foregoing; trade secrets and confidential information (including without limitation, ideas, formulae, compositions, manufacturing and production processes and techniques, research and developmental information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including, without limitation, data, databases, object code, source code, executable code and firmware and related documentation); licenses or other agreements including but not limited to those assigning, waiving or relating to rights of publicity, moral rights or neighboring rights to or from third parties; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 3.18.

(b)  Schedule 3.18 sets forth a complete and correct list of (i) all patents, trademark and service mark registrations, copyright registrations and other Intellectual Property Rights registered by MP as well as all pending applications therefor; (ii) all business names, trade names and material unregistered trademarks used by MP (to the extent not reflected on other schedules attached hereto) as its own marks; (iii) all material computer software owned or used by MP (other than commercial software products generally available to users); (iv) all other material licenses or similar agreements for the Intellectual Property Rights to which MP is a party, in each case identifying the subject Intellectual Property Rights; and (v) all Internet sites and email domain names owned or used by MP in the MP Business.

(c)  Except as set forth on Schedule 3.18, (i) MP owns, free and clear of any security interests, each of the Intellectual Property Rights as described on Schedule 3.18 other than the Intellectual Property Rights that MP licenses from others, as to which MP has a valid and enforceable right to use such licensed Intellectual Property Rights, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights has been made, is currently outstanding or, to MP's knowledge, is threatened; (ii) the Intellectual Property Rights comprise all material intellectual property rights which are currently being used by MP as currently conducted by MP; (iii) to MP's knowledge, no present or former member, shareholder, officer, director, manager, agent, consultant or independent contractor of MP owns or has any other right in or to, or has claimed any ownership or other right in or to, any Intellectual Property Rights which are necessary or desirable in connection with the MP Business as now conducted; (iv) no loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights is, to MP’s knowledge, threatened, or is pending, except for those which could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect on the MP Business; (v) MP has not received any notices of, nor is MP aware of any facts which indicate a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to any of the Intellectual Property Rights including, without limitation, any demand or request by MP that such third party license any of the Intellectual Property Rights from MP or to MP; (vi) to MP’s knowledge, MP has not infringed, misappropriated or otherwise conflicted with any rights, including intellectual property rights of any third parties, and MP is not aware of any infringement, misappropriation or conflict by MP of any third-party patent, trademark, copyright or other intellectual property right or of any such infringement, misappropriation or conflict which shall occur as a result of the continued operation of the MP Business, as currently conducted, and there is no demand or request from a third party that MP take a license under any intellectual property right; and (vii) none of the Intellectual Property Rights owned or used by MP are, to MP’s knowledge, being infringed, misappropriated or conflicted by any third party.

(d)  MP has taken commercially reasonable steps to protect its trade secrets and other confidential information.

(e)  MP represents that the Intellectual Property Rights include all of MP's rights, if any, in and to the relevant source and executable codes for MP's software along with all of MP's rights, if any, in and to any existing modifications, bug fixes and enhancements that have been developed by or for MP for use with MP’s software.

(f)  All personnel, including employees, officers, directors, agents, consultants and contractors, who have contributed to or participated in the conception, use or development of the Intellectual Property Rights have executed agreements that require such personnel to assign any and all interest in the Intellectual Property Rights to MP and to keep confidential all trade secrets, proprietary data, customer information or other business information of MP.  To the knowledge of MP, no such personnel is a party to any Contract with any Person other than MP that requires such personnel to assign interest in any Intellectual Property Rights to any Person other than MP.

(g)  Except for escrow agreements executed in the ordinary course of business with persons listed on Schedule 3.18, and persons listed on Schedule 3.18 who are bound by an appropriate confidentiality Contract, the source code and system documentation relating to MP's software programs (i) have been disclosed by MP only to personnel who have a “need to know” the contents thereof in connection with the performance of their duties to MP, and (ii) have not been disclosed to any third party.

3.19  Customers and Suppliers.

(a)  Schedule 3.19A lists all the customers of MP during the period January 1, 2006 to the date hereof. Except as described on Schedule 3.19A, MP is not aware of any adverse change in its relationships with respect to customers with which it is currently doing business or of any intention of any customer with which it is currently doing business to terminate or reduce its business relationship with MP prior to the Closing or fail to continue such relationship with MP after the Closing. MP has delivered to the Buyer true and complete copies of all existing Customer Contracts. Customer relationships are in many cases new relationships forming, and no assurance can be made that Customers will continue to purchase at historic levels.

(b)  For purposes of this Agreement, “Material Customer” shall mean MP’s top ten (10) customers during the twelve (12) month period ended December 31, 2006, and top ten (10) customers during the three (3) month period ended March 31, 2007, based upon total dollars invoiced in such period. The Material Customers for each such period are listed on Schedule 3.19B. To MP’s knowledge, the consummation of the transactions contemplated hereunder will not have any Material Adverse Effect on the business relationship of MP with any Material Customer.

(c)  MP has received no written, or to the knowledge of MP, oral notice from any material customer or supplier of MP that such customer does not intend to pay for services rendered or products purchased, such customer is dissatisfied with any service or product of MP in any material respect, such supplier does not intend to continue to supply goods or services to MP or there exists any breach or event of default under any Contract with such customer or supplier, no material customer or supplier has cancelled or otherwise terminated, or to MP's knowledge, threatened to cancel or otherwise terminate, its relationship with the MP Business since December 31, 2006.  MP has no agreements or arrangements establishing, creating or relating to any rebate, promotion or other allowance that involves any obligation or liability to any customer that is material.

3.20  Contracts. Set forth on Schedule 3.20 is a list of the following Contracts to which MP is a party or by which or to which any of the assets of MP is bound or subject, in effect on the date hereof (collectively, the “Material Contracts”), true and complete copies of which have been provided or made available to Buyer:

(a)  distributor, sales, marketing, vendor, advertising, financial advisory, broker-dealer, agency or manufacturer’s representative Contracts involving more than $10,000;

(b)  continuing Contracts for the purchase or provision of materials, supplies, equipment or services involving in the case of any such Contract more than $10,000 over the life of the Contract;

(c)  Contracts that expire, or may be renewed at the option of any Person (as defined herein) other than MP so as to expire, more than one year after the date of this Agreement and involving more than $10,000 in the aggregate;

(d)  trust indentures, mortgages, promissory notes, loan agreements or other Contracts for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(e)  Contracts for capital expenditures in excess of $10,000 in the aggregate;

(f)  Contracts currently in effect that were entered into in the ordinary course of business and that involve the payment or receipt of consideration in excess of $10,000;

(g)  Contracts for the sale, lease or sublease of real property;

(h)  Contracts for the sale of any material assets or properties of MP or for the grant to any Person any preferential rights to purchase any material assets or properties of MP, other than in the ordinary course of business;

(i)  Contracts establishing joint ventures or partnerships;

(j)  Contracts containing any material obligations or liabilities of any kind to holders of ownership interests of MP except for contracts for the sale or purchase of such ownership interests which have been fully performed;

(k)  Contracts relating to the acquisition by MP of any operating business or any capital stock of any other Person;

(l)  Contracts requiring the payment to any Person of any material override or similar commission or fee;

(m)  Contracts with any current or former officer or director, including any employment or deferred compensation Contract and any compensation, bonus, incentive plan, severance or change-in-control Contract;

(n)  Agreements of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person that involve the potential payment by MP of amounts in excess of $10,000 in the aggregate; or

(o)  Contracts that were not made in the ordinary course of business and that are material to MP taken as a whole.

MP is not in violation of or in default under (nor has there occurred any event that with the giving of notice or the expiration of any cure period would result in such a violation of or default under) any Material Contract, except for such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect. There is no material oral modification to, or past practice inconsistent with, the written terms of any of the foregoing Contracts.  Each Material Contract is in full force and effect and is a legal, valid and binding obligation of MP and, to the knowledge of MP and the Shareholders, each of the other parties thereto, enforceable in accordance with its terms, in each case, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity (whether applied in a proceeding in law or equity).  As used herein, “Person” shall mean any person, limited liability company, partnership, trust, corporation or other entity.

3.21  Product/Service Warranties. Schedule 3.21 sets forth MP’s policy regarding warranties on its products and services and all warranty claims made against MP since January 1, 2005. MP has provided no warranties not described on Schedule 3.21, except to pass onto customers warranties of suppliers.

3.22  Insurance. Schedule 3.22A lists all policies of insurance and all surety and other bonds to which MP now is a party, or during the immediately preceding twelve (12) months was a party, specifying for each policy or bond the insurer, the term, whether or not such policy is in full force and effect and, for those which have expired, whether or not such policy was in full force and effect during its term, the amount of coverage, the type of insurance, any pending claims thereunder, and any notice which has been given, or grounds which exist, to cancel any of said policies or bonds or to reduce the coverage provided thereby. Schedule 3.22B sets forth claims which have been made and amounts paid pursuant to such insurance policies. Schedule 3.22C briefly describes any instance during the past five years where MP has been denied or had revoked or rescinded by a carrier any policy of insurance. Schedule 3.22D briefly describes any default by MP regarding the provisions of any policy insuring MP and any failure by MP to give any notice or present any material claim required under any such policy in due and timely fashion. Schedule 3.22E describes any outstanding requirements or recommendations by any current insurer or underwriter with respect to the MP Business which require or recommend changes in the conduct of the MP Business or require any repairs or other work to be done with respect to any of the properties, assets or operations of MP.

3.23  Absence of Questionable Payments. Neither MP nor any of its officers, directors, agents or employees purporting to act on its behalf has authorized or made, or agreed or offered to make, any payment of, or promise to pay, any money or anything of value, or any use of MP’s assets (i) to or on behalf of an official of any government or foreign government, or political party or official thereof or candidate for political office (domestic or foreign), or other person, to or for any purpose except as permitted by applicable law, (ii) for any of the purposes described in Section 162(c) of the Internal Revenue Code, or (iii) for establishment or maintenance of any concealed fund or concealed bank account. Neither MP nor, to the knowledge of MP, any director, officer, agent or employee of MP (in his or her capacity as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment. To MP’s knowledge, no officers, directors, partners, employees, agents or affiliates or any other person acting on behalf of MP has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, official or employee of any governmental body, governmental body or any political party or candidate for office (domestic or foreign) or other person who was, is or may be in a position to help or hinder the business of MP (or assist MP in connection with any actual or proposed transaction) which would be reasonably expected to (i) subject MP, or any other individual or entity to any damage or penalty in any legal proceeding, (ii) if not given in the past, cause a Material Adverse Effect on the MP Business, or (iii) if not continued in the future, could cause a Material Adverse Effect on the MP Business.

3.24  Recent Changes. Except as disclosed on Schedule 3.24, since December 31, 2006, there has not occurred or been incurred:

(i) any material adverse change in the condition (financial or otherwise) of the MP Business or expectations of future profitability of MP, including without limitation, a material adverse change in, or loss of, a material relationship with any customer or other person, except changes in the ordinary course of business which have not individually or in the aggregate been materially adverse to the MP Business or prospects of MP;

(ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the MP Business or the prospects of MP;

(iii) any increase in the compensation or in the rate of compensation or commissions payable or to become payable by MP to any salaried employee, salesman, distributor or agent of MP, or any general increase in the compensation or in the rate of compensation payable or to become payable to present or future hourly employees, salaried employees or independent contractors of MP;

(iv) any change in the accounting methods or practices followed by MP or any change in depreciation or amortization policies or rates heretofore adopted which is in any way material to the MP Business or the Financial Statements;

(v) any material debt, obligation or liability to any person or entity entered into or incurred by MP (whether or not presently outstanding), except liabilities incurred and obligations entered into in the ordinary course of business;

(vi) any sale, lease, assignment, transfer, license, abandonment, pledge, mortgage or other disposition by MP, other than in the ordinary course of business, of any equipment or other asset or operating property, or the sale, assignment, transfer, license, pledge, mortgage or other disposition by MP of any intangible asset, which is material to the MP Business or the Financial Statements;

(vii) any labor trouble, strike, dispute, slowdown, stoppage or other occurrence, event or condition of any similar character, concerning the MP Business or MP;

(viii) any waiver or release of any right or claim of material value to MP’s business;

(ix) any pledge or encumbrance, voluntarily or involuntarily, of any of its assets or properties, except for liens for current taxes which are not yet delinquent or which are being contested in good faith and purchase-money liens arising out of the purchase or sale of products made in the ordinary course of business and in any event not in excess of $10,000 for any single item or $20,000 in the aggregate;

(x) there has been no resignation or termination of employment of any key officer or manager of MP, and MP does not know of the impending resignation or termination of employment of any such officer or employee that if consummated would have a Material Adverse Effect;

(xi) any material change of any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales or budget policies;

(xii) any agreement to do any of the foregoing; or

(xiii) any material adverse change in the conduct or nature of the MP Business, whether or not made in the ordinary course of business, excluding general market conditions and insufficient financing.

3.25  Business Activity Restriction.  There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which MP is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the MP Business as currently conducted.  MP has not entered into any agreement under which MP is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

3.26  Export Control Laws.  MP has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for such violations which would not have, individually or in the aggregate, a Material Adverse Effect.

3.27  Brokerage. Neither MP nor any Shareholder has incurred, or made commitments for, any brokerage, finders' or similar fee in connection with the transaction contemplated by this Agreement, other than as set forth in Schedule 3.27.

3.28  Transactions with Affiliates. Except as disclosed on Schedule 3.28, no stockholder, director, officer or employee of MP, or any member of his or her immediate family or any other of its, his or her Affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract or understanding, business arrangement or relationship with MP.

3.29  Bankruptcy. Neither MP nor any entities affiliated, related or controlled by MP have, nor to the knowledge of MP, has any creditor of MP (except as disclosed on Schedule 3.29), filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof; made any general assignment for the benefit of creditors; or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding which has not been discharged prior to the date hereof.

3.30  Accounts Receivable. The receivables shown on the Latest Balance Sheet arose in the ordinary course of business, consistent with past practice, and have been collected or are to MP’s knowledge collectible in the book amounts thereof, less an amount not materially in excess of the allowance for doubtful accounts provided for on the Latest Balance Sheet. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with MP's past practices. MP's receivables arising after the date of the Latest Balance Sheet and prior to the Closing Date arose or will arise in the ordinary course of business, consistent with past practice, and have been collected or to MP’s knowledge are collectible in the book amounts thereof, less reasonable allowances for doubtful accounts determined in accordance with MP's past practices. To MP’s knowledge, none of MP's receivables are subject to any material claim of setoff, recoupment or counter claim and MP does not have knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables are contingent upon the performance by MP of any obligation or contract other than obligations under service agreements in the ordinary course of business. No person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables. The accounts receivable balance of MP as of the Closing Date shall be in a customary amount for the time of month and MP shall not have taken any extraordinary or special efforts to collect any accounts receivable before Closing.

3.31  Employee Complaints.  Since December 31, 2005, to MP's knowledge, MP has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee (i) who had previously submitted to his or her supervisor or anyone else in a position of authority with MP any written, or to the knowledge of MP and the Shareholders, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by MP or its employees relating to accounting, internal accounting controls or auditing matters, or (ii) who has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress.  Since December 31, 2005, no employee of MP (i) has submitted to his or her supervisor or to someone else in a position of authority any written, or to the knowledge of MP and the Shareholders, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by MP or its employees relating to accounting, internal accounting controls or auditing matters or (ii) has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress.

3.32  Business Information.  The pipeline report included in Schedule 3.32 represents known active interactions with prospective customers regarding the potential sale of MP's software and services.  This pipeline report is speculative and in no way constitutes a representation, warranty or guarantee that such prospective customers will choose to purchase software or services from MP or its successors.

3.33  Investment Representations by Shareholders.

(a)  Each Shareholder understands that the Buyer Preferred Stock and Buyer Common Stock are being offered and issued to him in reliance on specific exemptions from the registration requirements of the Securities Act and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and each Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of such Shareholder to acquire the Buyer Preferred Stock and Buyer Common Stock.

(b)  The Buyer Preferred Stock and Buyer Common Stock are being acquired by each Shareholder for his own account, and not for any other Person, for investment only and not being acquired with a view to or for the resale, distribution, subdivision, or fractionalization thereof. Each Shareholder agrees not to sell, hypothecate or otherwise dispose of the Buyer Preferred Stock and Buyer Common Stock unless such securities have been registered under the Securities Act and applicable state securities laws or in the opinion of counsel to Buyer, an exemption therefrom is available.

(c)  Each Shareholder has read this Agreement and all other documents provided by Buyer in connection herewith, including the Buyer’s reports as filed with the Securities and Exchange Commission (“SEC”), and fully understands the terms and conditions under which the Buyer Preferred Stock and Buyer Common Stock are being issued to him pursuant hereto. Buyer has made available to each Shareholder the opportunity to ask questions of and receive answers from Buyer concerning the business of Buyer and the terms and conditions under which Buyer Preferred Stock and Buyer Common Stock will be issued to him and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished in connection with this Agreement or in response to any request for information.

(d) Each Shareholder warrants and represents that he is an accredited investor as that term is defined in Rule 501 under Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the stock of Buyer. Each Shareholder understands that the Buyer stock is being offered and issued to him in reliance on specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Buyer is relying in part upon the truth and accuracy of, and each Shareholder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Shareholder set forth herein in order to determine the availability of such exemptions.

(e) Each Shareholder represents that he has voted all shares of stock of MP in favor of the Merger.

(f) Each Shareholder agrees that each certificate representing shares of the Buyer Preferred Stock and Buyer Common Stock shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED OR OFFERED FOR SALE, TRANSFER OR HYPOTHECATION UNLESS A REGISTRATION STATEMENT UNDER THAT ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT OR, IN THE OPINION OF COUNSEL TO THE ISSUER, SUCH REGISTRATION IS NOT REQUIRED.

3.34  Survival. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of eighteen (18) months.

3.35  Disclosure. This Agreement, the Financial Statements and the Schedules and Exhibits provided in connection with this Agreement, taken as a whole, fairly represent the business, properties, assets, and condition, financial or otherwise, of MP in all material respects, do not contain any untrue statement of material fact, and the Disclosure Schedules do not fail to state a material fact necessary in order to make the related statements contained therein and herein, when taken as a whole, in light of the circumstances under which they were made or delivered, not misleading. To the knowledge of MP, there is no fact relating directly to the internal operations of the MP Business (and not external economic, market or industry conditions) which has not been disclosed to the Buyer of which MP is aware and which materially adversely affects the business, financial condition, operating results, earnings, assets, customer, supplier, employee or sales representative relations or business prospects of the MP Business, taken as a whole, and excluding general market conditions or as disclosed on Schedule 3.35.

ARTICLE 4
REPRESENTATIONS OF THE BUYER

In order to induce MP and the Shareholders to enter into this Agreement, the Buyer makes the following representations and warranties, each of which shall be deemed to be independently material and relied upon by the Shareholders, regardless of any investigation made by, or information known to, the Shareholders.

4.1  Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer is qualified to transact business as a foreign corporation in the jurisdictions set forth on Schedule 4.1 attached hereto, and the Buyer is not required to be so qualified in any other jurisdiction except where failure to be so qualified would not have a Material Adverse Effect on Buyer. Buyer has delivered to MP complete and correct copies of the Buyer’s Certificate of Incorporation and By-laws, as amended to the date hereof, certified by the Secretary of State of Delaware and the Secretary of the Buyer, respectively.

4.2  Enforceability; Conflicting Obligations. This Agreement and all other agreements of Buyer contemplated hereby are or, upon the execution thereof, will be the valid and binding obligations of Buyer enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting enforcement of creditors’ rights generally, or general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the purchase of the MP Stock will not, conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Buyer, nor any provisions of, or result in the acceleration of, any obligation of the Buyer.

4.3  Authorization. Buyer has all necessary power and authority to enter into and perform the transactions contemplated herein in accordance with the terms and conditions hereof. The execution and delivery of this Agreement, and the performance by Buyer of its obligations contained herein, have been duly approved by Buyer's Board of Directors.

4.4  Capitalization. As of the Closing Date, the authorized capital stock of the Buyer consists of 200,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. At the close of business on April 30, 2007, 93,733,613 shares of the Buyer’s Common Stock were issued and outstanding and 769,575 shares of Preferred Stock were issued and outstanding. As of the close of business on April 30, 2007, except for this Agreement and the issuance of stock options disclosed on Schedule 4.4 and as disclosed in the Buyer's SEC Reports (as defined in Section 4.10), including its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as filed with the SEC, including the exhibits thereto, there are no Equity Equivalents of the Buyer issued or outstanding. "Equity Equivalents" means, in respect of any Person, (i) any securities, instruments, or rights that are convertible into or exercisable or exchangeable for any Equity Interests of such Person, (ii) any phantom equity, equity appreciation, or similar rights that permit the holder thereof to participate in the residual equity value of, or appreciation in, such Person, (iii) any securities, instruments, or rights that are, directly or indirectly, convertible into or exercisable or exchangeable for any of the securities, instruments, or rights described in clauses (i) or (ii) above. "Equity Interests" means issued and outstanding capital stock, limited liability company interests, or other indicia of equity ownership (including any profits interest).

4.5  Issuance of Shares. All Buyer Preferred Stock and Buyer Common Stock that may be issued to the Shareholders in accordance with the terms of this Agreement have been duly authorized and will be fully paid and nonassessable upon issuance in accordance with the terms of this Agreement.

4.6  Brokerage. The Buyer has not incurred, nor made commitment for, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement, other than as set forth on Schedule 4.6.

4.7  Compliance with Laws. The Buyer has complied and is in compliance with all applicable laws, treaties, ordinances, codes, rules, requirements, regulations, orders, and directives of all Government Entities, or of any trade or other membership association to which it belongs except for any such violation that would not have a Material Adverse Effect on Buyer. No notices have been received by and, to Buyer’s knowledge, no claims have been filed against the Buyer alleging a violation of any of such laws, treaties, ordinances, codes, rules, requirements, regulations, orders, and directives. Without limiting the generality of the first sentence of this Section 4.7, to the knowledge of the Buyer, neither Buyer nor any of its Insiders on its behalf, has at any time made any illegal bribes, kickback payments, or other similar payments of cash or other consideration, including payments to any business relations for purposes of doing business with such Persons.

4.8   Disclosure. This Agreement, the Financial Statements of Buyer, the Buyer’s SEC Reports (as defined in Section 4.10) and the Schedules and Exhibits provided in connection with this Agreement, taken as a whole, fairly represent the business, properties, assets, and condition, financial or otherwise, of the Buyer in all material respects, do not contain any untrue statement of material fact, and the Disclosure Schedules do not fail to state a material fact necessary in order to make the related statements contained therein and herein, when taken as a whole, in light of the circumstances under which they were made or delivered, not misleading.

4.9  Reorganization. The Buyer has no plan or intention to sell or otherwise dispose of any of the assets acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, and following the Merger, the Buyer intends to continue the historic business of MP or use a significant portion of such corporation's historic business assets in a business, within the meaning of Treasury Regulation Section 1.368-1(d).

4.10  SEC Filings; Buyer Financial Statements.

(a)  Since January 1, 2005, Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC and has made available to MP and will continue to make available to MP such forms, reports and documents in the form filed with the SEC (if and to the extent such forms, reports and documents are not available on EDGAR) until the Closing. All such required forms, reports and documents (including those that Buyer may file subsequent to the date hereof) are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if subsequently amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  Each of the consolidated financial statements (including, in each case, any related ones thereto) contained in the SEC Reports (the “Buyer Financials”), was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB, 8-K or any successor form under the Exchange Act) and fairly presented the consolidated financial position of the Buyer and its subsidiaries as at the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain all the footnotes required by GAAP for audited statements, and were or are subject to normal and recurring year-end adjustments that Buyer does not expect to be material, individually or in the aggregate.

(c)  Buyer has not been notified by its independent auditors or the staff of the SEC that such auditors or the staff of the SEC, as the case may be, are of the view that any financial statement included in any registration statement filed by Buyer under the Securities Act or any periodic or current report filed by Buyer under the Exchange Act should be restated, or that Buyer should modify its accounting in future periods in a manner that would be materially adverse to Buyer.

ARTICLE 5
CONDITIONS TO CLOSING

5.1  Conditions to Obligations of Buyer. The obligations of the Buyer hereunder are subject to the fulfillment to the Buyer’s satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing in whole or in part by the Buyer:

(a)  All proceedings taken in connection with the transactions contemplated hereby and all instruments and documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel. Without limiting the generality of the foregoing, the Buyer shall have received copies of resolutions adopted by the Board of Directors of MP and the Shareholders authorizing the execution, delivery and performance of this Agreement, certified to by the Secretary of MP; a certificate of incumbency relating to MP’s officers and a certificate of good standing relative to MP recently certified by the Secretary of State of its state of organization.

(b)  The representations and warranties of MP and the Shareholders contained herein shall be true and correct in all materials respects as of the date hereof.

(c)  MP and the Shareholders shall have in all respects performed and complied with each of the agreements, covenants, terms and conditions hereof applicable to it which were to be performed or complied with on or prior to the Closing Date.

(d)  Since December 31, 2006, there shall have been no material adverse change in the financial condition, assets, liabilities, operations or prospects of MP or the MP Business, except as otherwise disclosed to Buyer in this Agreement or the Schedules hereto.

(e)  MP shall have delivered to the Buyer on the Closing Date a certificate, dated that date, to the effect of each of the provisions of Sections 5.1(b) and (c).

(f)  MP shall have furnished to the Buyer on the Closing Date an opinion of its counsel, in substantially the form of Exhibit 5.1(f) hereto.

(g)  No action or proceeding shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof or which might, in the reasonable judgment of the Buyer, make the consummation thereof inadvisable.

(h)  All consents, permits and waivers necessary for MP’s consummation of the transactions contemplated by this Agreement shall have been obtained.

(i)  All actions to be taken by MP at the Closing, including without limitation the execution and delivery of all agreements and documents required by this Agreement, shall have been taken.

(j)  The Buyer shall have received from MP an insurance endorsement or written acknowledgment from MP’s insurance carrier, satisfactory to the Buyer, to the effect that all liability coverages, described on Schedule 3.22A will remain in effect after the Closing and provide non-cancelable coverage for all acts and occurrences which occurred, on or prior to the Closing Date, without any further payment of premium or act on MP’s part.

(k)  Buyer shall have received the resignations from each Director of MP.

(l)  Buyer shall have received the resignations of all officers of MP.

(m)  The signatures on all bank accounts of MP shall have been changed as directed by Buyer.

(n)  The Shareholders shall have executed and delivered to the Buyer a Stock Pledge Agreement in the form attached hereto as Exhibit 2.4.

(o)  As of the Closing Date, the aggregate number of Dissenting Shares shall not exceed five percent (5%) of the number of issued and outstanding shares of MP capital stock.

(p)  The equity holders of MP shall have approved the Merger and each equity holder who is not included in the definition of “Shareholder” hereunder shall have executed and delivered to MP a Shareholder Agreement in the form of Exhibit 5.1(p).

(q)  All MP option holders shall have entered into a Release and Exchange Agreement with Buyer in the form of Exhibit 1.8 in favor of the Buyer and MP.

(r)  The Closing shall have occurred on or before June 30, 2007.

5.2  Conditions to Obligations of MP and the Shareholders. The obligations of MP hereunder are subject to the fulfillment to the satisfaction of MP, on or before the Closing Date, of each of the following conditions, any or all of which may be waived in writing in whole or in part by MP:

(a)  All proceedings taken in connection with the transactions contemplated hereby and all instruments and documents incident thereto shall be reasonable satisfactory in form and substance to MP and its counsel. Without limiting the generality of the foregoing, MP shall have received copies of resolutions adopted by the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement, certified to by the Secretary of the Buyer; a certificate of incumbency relating to the Buyer’s officers; and a certificate of good standing relative to the Buyer recently certified by the Secretary of State of its state of organization.

(b)  The representations and warranties of the Buyer contained herein shall be true and correct on and as of the date hereof.

(c)  The Buyer shall have in all respects performed and complied with each of the agreements, covenants, terms and conditions hereof applicable to the Buyer.

(d)  The Buyer shall have delivered to MP on the Closing Date a certificate of an executive officer of Buyer, dated that date, to the effect of the provisions of Section 5.2(b) and (c) and such other certificates as MP and its counsel may reasonably request.

(e)  The Buyer shall have furnished to MP on the Closing Date an opinion of its counsel, Ellis Funk, P.C., in substantially the form of Exhibit 5.2(e) hereto.

(f)  No action or proceeding shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof.

(g)  All actions to be taken by the Buyer at the Closing, including, without limitation, the issuance of the Buyer Preferred Stock and Buyer Common Stock and the execution and delivery of all other agreements and documents, shall have been taken.

(h)  The Buyer shall have executed and delivered to the Shareholders a Registration Rights Agreement in the form attached hereto as Exhibit 5.2(h).

(i)  The Buyer shall have filed with the Secretary of State of Delaware the Certificate of Designation of Rights, Preferences, Limitations, Terms and Conditions of Series B Convertible Preferred Stock in the form attached as Exhibit 2.2 to this Agreement.

(j)  The Buyer shall have submitted to MP’s bank fully executed copies of all documentation required by the bank to substitute the Buyer as guarantor under the MP Lines of Credit.

(k)  The majority of the preferred class of shareholders of MP shall have either: (i) approved the Merger, or (ii) converted into common stock of MP with the Merger having been approved by the holders of the common stock of MP

(l)  The Closing shall have occurred on or before June 30, 2007.

ARTICLE 6
INDEMNIFICATION BY THE SHAREHOLDERS

6.1  Indemnification. Subject to Section 6.2, the Shareholders, subject to the terms and conditions of this Article 6, shall each proportionately based upon their respective ownership of MP Stock as of the Closing Date, severally (and not jointly) indemnify and save the Buyer, its stockholders, officers, directors and employees (collectively, as used in this Article 6, the “Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, but not limited to, reasonable attorneys' fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any claim or claims, incurred by or asserted against the Indemnitees or MP due to or resulting from: (i) the inaccuracy or breach of any representation or warranty of MP given in or pursuant to this Agreement; (ii) any breach or default in the performance by MP of any of its covenants, obligations or agreements in or pursuant to this Agreement; (iii) any liability or obligation of MP other than as disclosed in the Latest Balance Sheet or on the disclosure schedules to this Agreement arising prior to the date of the Latest Balance Sheet; and/or (iv) the ownership or conduct of the MP Business or the ownership at any time prior to the Closing, or any incident, occurrence, condition or claim arising or accruing prior to the Closing and relating to the operation or conduct of the MP Business prior to the Closing, other than a liability disclosed in the Latest Balance Sheet or on the disclosure schedules to this Agreement. The foregoing are collectively referred to in this Article 6 as “Indemnifiable Damages.” The amount of Indemnifiable Damages to which the Indemnitees shall be entitled pursuant to this Article 6 shall be paid directly by the Indemnitors upon the Indemnitees’ request therefor.

6.2  Indemnification Limitations.

(a)  Limitations on Indemnifiable Damages. Notwithstanding the foregoing, the Indemnitees shall not be entitled to recover Indemnifiable Damages for any matter described in Section 6.1 hereof unless and until the aggregate of all claims for Indemnifiable Damages asserted pursuant to Section 6.1 hereof exceeds $50,000 (the “Deductible”), provided that if such claims exceed the Deductible in the aggregate, the Indemnitees shall be entitled to recover all amounts of Indemnifiable Damages.

(b)  Liability Cap. Notwithstanding anything to the contrary contained in this Agreement, each Shareholder’s indemnification liability for Losses under this Article 6, under this Agreement or under the other transaction documents shall not exceed seventy-five percent (75%) of the total value of the shares of the Buyer’s Series B Convertible Preferred Stock and Common Stock issued to such Shareholder on the Closing Date (adjusted downward to reflect any Series B Preferred Stock and Common Stock that is returned pursuant to Section 2.4(c)), measured at the Closing Stock Price, in the Merger pursuant to Article 2.

(c)  Tax Provision. In computing the amount of Indemnifiable Damages, there shall be deducted therefrom an amount equal to the net, actual income tax savings, if any, demonstrably resulting to the Indemnitees from the income tax deduction or deferral and amounts received or provided for Indemnitees’ benefit pursuant to policies of insurance, if any, to which the Indemnitees shall become entitled as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to the Indemnifiable Damages, but only to the extent that such income tax savings would not be offset by adverse tax consequences to the Indemnitees by reason of receipt of the Indemnifiable Damages or such proceeds of insurance. Buyer waives for itself and its insurance providers all rights of subrogation and assignment against the Shareholders related to Indemnifiable Damages.

(d)  Exclusive Remedy. The indemnification provisions of Article 6 are the exclusive remedy of the Indemnitees for Indemnifiable Damages arising under this Article 6, under the Merger Agreement or under any other transaction document, except for those arising by reason of any breach of the covenants contained in Article 9 and as to which the Buyer may pursue all rights and remedies available to it at law or in equity.

6.3  Procedures for Making Claims. If and when the Indemnitees desire to assert a claim for Indemnifiable Damages against the Shareholders pursuant to the provisions of this Article 6, the Indemnitees shall deliver to the Shareholders or their Representative, reasonably promptly after the Indemnitees’ receipt of a claim or specific and affirmative awareness of a potential claim, a certificate signed by the Buyer’s secretary (as used in this Article 6, the “Notice of Claim”): (i) stating that the Indemnitees have paid or accrued (or intend to pay or accrue) Indemnifiable Damages to which they are entitled to indemnification pursuant to this Article 6 and the amount thereof (to the extent then known); and, (ii) specifying to the extent possible (A) the individual items of loss, damage, liability, cost, expense or deficiency included in the amount so stated, (B) the date each such item was or will be paid or accrued and (C) the basis upon which Indemnifiable Damages are claimed. If the Shareholders shall object to such Notice of Claim, the Shareholders shall promptly deliver written notice of objection (as used in this Article 6, the “Notice of Objection”). The Notice of Objection shall set forth the grounds upon which the objection is based and state whether the Shareholders object to all or only a portion of the matter described in the Notice of Claim. Any such claim or claims shall ultimately be resolved by agreement of the parties or litigation.

6.4  Participation in Defense of Third Party Claims. If any third party shall assert any claim against the Indemnitees which, if successful, might result in an obligation of the Shareholders to pay Indemnifiable Damages, Buyer will promptly notify the Shareholders of the existence of the claim and will give the Shareholders the first right and opportunity to defend the claim at its own expense and with counsel of its own selection; provided that Buyer will at all times also have the right to participate fully in the defense at its own expense. If, within a reasonable time after this notice, the Shareholders fail to defend, Buyer will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf and at the risk of the Shareholders. If the claim is one that cannot by its nature be defended solely by the Shareholders (including any federal or state tax proceeding), Buyer will make available all information and assistance that the Shareholders may reasonably request.

6.5  Survival of Representations and Indemnification. The Shareholders’ obligation to pay Indemnifiable Damages arising out of claims described in Sections 6.1 (ii), (iii) or (iv) hereof shall survive the Closing of this transaction for a period commencing on the date hereof and ending eighteen (18) months after the Closing Date. The representations and warranties contained in Article 3 hereof, and the Indemnitors’ obligation to pay Indemnifiable Damages arising out of Section 6.1(i) hereof, shall survive the Closing Date, as follows:

(a)  Fraudulent Breach of Representations; Certain Representations. In the case of a claim based upon the inaccuracy or breach of a representation or warranty which is finally determined to be made fraudulently or with respect to any representation or warranty contained in Sections 3.2, 3.5 and 3.6 hereof, for a period equal to the applicable statutes of limitation;

(b)  Taxes. In the case of a claim based upon the inaccuracy or breach of a representation or warranty pertaining to taxes, for a period equal to the applicable statutes of limitation; and

(c)  All Other Claims. In the case of all other claims based upon the inaccuracy or breach of a representation or warranty, for a period commencing on the date hereof and ending eighteen (18) months after the Closing Date.

No claim for recovery of Indemnifiable Damages arising out of Section 6.1(i) hereof or under this Agreement or any transaction document may be asserted by the Indemnitees after the expiration of the applicable time period described in the foregoing Sections 6.5(a)-(c); provided, however, that any claim first asserted by the giving of a Notice of Claim within the applicable survival period shall neither be abated nor barred.

6.6  Setoff. Notwithstanding anything to the contrary contained in this Agreement or any transaction document and notwithstanding any rights under law or principles of equity, the Buyer shall not have a right to set off any claims Buyer may make under this Article 6 or under this Agreement or any transaction document against property or assets of Shareholders, including without limitation the stock subject to the Stock Pledge Agreements.

ARTICLE 7
INDEMNIFICATION BY BUYER

7.1  Indemnification. Subject to Section 7.2, the Buyer, subject to the terms and conditions of this Article 7, indemnifies and saves MP, its stockholders, officers, directors, and employees (collectively as used in this Article 7, the “Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies, including, but not limited to, reasonable attorneys' fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any claim or claims, incurred by or asserted against the Indemnitees due to: (i) the inaccuracy or breach of any representation or warranty of the Buyer given in or pursuant to this Agreement; (ii) any breach or default in the performance by the Buyer of any of its covenants, obligations or agreements in or pursuant to this Agreement, (iii) any liability of MP disclosed in the Latest Balance Sheet or on the disclosure schedules to this Agreement; and/or (iv) the ownership or conduct of the MP Business at any time after the Closing, or any incident, occurrence, condition or claim arising or occurring after the Closing and relating to the operation or conduct of the MP Business after the Closing. The foregoing are collectively referred to in this Article 7 as “Indemnifiable Damages.”

7.2  Indemnification Limitations.

(a)  Limitations on Indemnifiable Damages. Notwithstanding the foregoing, the Indemnitees shall not be entitled to recover Indemnifiable Damages for any matter described in Section 7.1 hereof unless and until the aggregate of all claims for Indemnifiable Damages asserted pursuant to Section 7.1 hereof exceeds $50,000 (the “Deductible”), provided that if such claims exceed the Deductible in the aggregate, the Indemnitees shall be entitled to recover all amounts of Indemnifiable Damages.

(b)  Tax Provision. In computing the amount of Indemnifiable Damages, there shall be deducted therefrom an amount equal to the net, actual income tax savings, if any, demonstrably resulting to the Indemnitees from the income tax deduction or deferral and amounts received or provided for Indemnitees’ benefit pursuant to policies of insurance, if any, to which the Indemnitees shall become entitled as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to the Indemnifiable Damages, but only to the extent that such income tax savings would not be offset by adverse tax consequences to the Indemnitees by reason of receipt of the Indemnifiable Damages or such proceeds of insurance. Buyer waives for itself and its insurance providers all rights of subrogation and assignment against the Shareholders related to Indemnifiable Damages.

(c)  Exclusive Remedy. The indemnification provisions of Article 7 are the exclusive remedy of the Indemnitees for Indemnifiable Damages arising thereunder.

7.3  Procedures for Making Claims. If and when the Indemnitees desire to assert a claim for Indemnifiable Damages against the Buyer pursuant to the provisions of this Article 7, the Indemnitees shall deliver to the Buyer, reasonably promptly after the Indemnitees’ receipt of a claim or awareness of a potential claim, a certificate signed by the Indemnitees (as used in this Article 7, the “Notice of Claim”): (i) stating that the Indemnitees have paid or accrued (or intend to pay or accrue) Indemnifiable Damages to which they are entitled to indemnification pursuant to this Article 7 and the amount thereof (to the extent then known) ; and, (ii) specifying to the extent possible (A) the individual items of loss, damage, liability, cost, expense or deficiency included in the amount so stated, (B) the date each such item was or will be paid or accrued and (C) the basis upon which Indemnifiable Damages are claimed. If the Buyer shall object to such Notice of Claim, the Buyer shall deliver written notice of objection (as used in this Article 7, the “Notice of Objection”) to the Indemnitees. The Notice of Objection shall set forth the grounds upon which the objection is based and state whether the Buyer objects to all or only a portion of the matter described in the Notice of Claim. Any such claim or claims shall ultimately be resolved by agreement of the parties or litigation.

7.4  Participation in Defense of Third Party Claims. If any third party shall assert any claim against the Indemnitees which, if successful, might result in an obligation of the Buyer to pay Indemnifiable Damages, the Shareholders will promptly notify Buyer of the existence of the claim and will give Buyer a reasonable opportunity to defend the claim at its own expense and with counsel of its own selection; provided that the Shareholders will at all times also have the right to participate fully in the defense at their own expense. If, within a reasonable time after this notice, Buyer fails to defend, the Shareholders will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf and at the risk of Buyer. If the claim is one that cannot by its nature be defended solely by Buyer (including any federal or state tax proceeding), the Shareholders will make available all information and assistance that Buyer may reasonably request.

7.5  Survival of Representations and Indemnification. The Buyer’s obligation to pay Indemnifiable Damages arising out of claims described in Section 7.1(ii), (iii) or (iv) hereof shall survive the Closing of this transaction for a period commencing on the date hereof and ending eighteen (18) months after the Closing Date. The obligation of Buyer to pay Indemnifiable Damages arising out of Section 7.1(i) hereof shall survive the Closing Date, as follows:

(a)  Fraudulent Breach of Representations; Certain Representations. In the case of a claim based upon the inaccuracy or breach of a representation or warranty which is finally determined to be made fraudulently or with respect to any representation or warranty contained in Sections 4.2, 4.3, 4.4 and 4.5 for a period equal to the applicable statutes of limitation;

(b)  All Other Claims. In the case of all other claims based upon the inaccuracy or breach of a representation or warranty, for a period commencing on the date hereof and ending eighteen (18) months after the Closing Date.

No claim for recovery of Indemnifiable Damages arising out of Section 7.1(i) hereof may be asserted by the Indemnitees after the expiration of the applicable time period described in the foregoing Section 7.5(a) - (c); provided, however, that any claim first asserted by the giving of a Notice of Claim within the applicable survival period shall neither be abated nor barred.

7.6  Setoff. The Shareholders shall have the right, but not the obligation, to set off or deduct against any obligations owed by the Shareholders to the Buyer any Indemnifiable Damages or other amounts to which the Indemnitees are entitled, or to which the Shareholders reasonably believe they may be entitled. Setoffs shall be applied in the order in which the amounts owed to the Buyer are due. Any setoff in respect of an unmatured claim shall be provisional until such time as the claim matures and it is finally determined whether and to what extent the Buyer has indemnity obligations to the Indemnitees in respect of such claim. If it is finally determined that the amount set off is in excess of the indemnity obligations of the Buyer in respect of such claim, the Shareholders shall pay to the Buyer, as applicable, within thirty (30) days after the date of such final determination, an amount sufficient to bring its obligations under any agreement or other obligation current after giving effect to the proper amount of such setoff as so finally determined.

ARTICLE 8
EMPLOYMENT PROVISIONS

8.1 Offers of Employment. Buyer intends to continue without interruption the operations of the MP Business, and Buyer shall offer employment to all of MP’s current employees. To that end, MP agrees to assist the Buyer in meeting with MP’s employees prior to Closing to explain the transaction and to foster a smooth transition of any requested employees.

8.2 Employment at Will. Nothing set forth herein shall be construed to imply that the Buyer shall have any continuing obligation to employ any of MP’s current employees or maintain in effect any specific fringe benefits or that such employees shall be offered employment other than on an “at will” basis.

ARTICLE 9
CONFIDENTIALITY AND NON-COMPETITION

9.1  Confidentiality. The Shareholders acknowledge that the Buyer is acquiring with the MP Business valuable Proprietary Information, as defined below, relating to the MP Business. The Shareholders covenant and agree to keep the Proprietary Information in confidence and to use their best efforts to prevent its dissemination other than as authorized in writing by the Buyer. The Shareholders further covenant and agree to use the Proprietary Information exclusively for the benefit of the Buyer. The covenants of this Section 9.1 shall continue for a period of five (5) years from the Closing Date; provided that with respect to any Proprietary Information deemed a trade secret at law, such covenants shall continue for so long as such Proprietary Information remains a trade secret.

9.2  Proprietary Information. “Proprietary Information” shall include, but not be limited to, the following types of information regarding the MP Business: all Intellectual Property Rights, corporate information, including contractual arrangements, plans and strategies; marketing information, including sales or product plans, strategies, tactics, methods, prospects, market research data, customer and potential customer lists; financial information, including cost and performance data; and operational information, including manufacturing and distribution processes and methods, trade secrets, and technical data; and personnel information, including personnel lists. Proprietary Information includes and is limited to that information which is not generally known and is protected as confidential by the Buyer and MP using reasonable efforts. Any Proprietary Information developed by a Shareholder during the term of his employment by the Buyer or MP shall also be the property of the Buyer or MP.

9.3  Non-Inducement. Each Shareholder agrees that for a period of three (3) years from the Closing Date, he shall not, directly or indirectly, for his own account or as agent, servant or employee of any business entity, offer to hire or entice away or in any other manner persuade or attempt to persuade any officer or employee of the Buyer or MP to discontinue or otherwise materially and adversely alter the terms of his or her relationship with the Buyer or MP.

9.4  Non-Competition. Each Shareholder agrees and covenants that except as set forth in this Agreement, for a period of two (2) years from the Closing Date, he will not directly or indirectly (whether as representative, agent, partner, owner, stockholder or otherwise), (i) engage in any business of the same nature as, or of a similar nature to, the MP Business, as described in the recitals hereto, or (ii) solicit business from, or market services or products to, any entity which was a customer of MP prior to the Closing Date, with respect to products that are reasonably considered substitutes for or competitive with MP’s product lines as of the Closing Date. Each Shareholder agrees not to divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Buyer or MP including personnel information, secret processes, know-how, customer lists, recipes, formulas, other technical data and any such data.

9.5  Acknowledgements.

(a) Each Shareholder hereby acknowledges and agrees that (i) MP has expended considerable and substantial time, effort and capital resources to develop the Proprietary Information being sold as part of the MP Business to Buyer hereunder; (ii) the Proprietary Information is innovative and must receive confidential treatment to protect Buyer’s and MP’s competitive position in the market and Buyer’s and MP’s proprietary interest therein from irreparable damage and (iii) the Proprietary Information and all physical embodiments or other repositories of the same shall be and at all times remain the sole and exclusive property of Buyer and MP. In the event of a breach or threatened breach by a Shareholder of the provisions of Section 9.1, Buyer and MP shall be entitled to an injunction restraining the Shareholder from disclosing, in whole or in part, the Proprietary Information, or from rendering any services to any person, firm, corporation, association or other entity to whom Proprietary Information, in whole or in part, has been disclosed or is threatened to be disclosed. Upon receipt of a written request by Buyer, each Shareholder agrees to surrender and return to Buyer all documents, records, memoranda, notebooks and similar repositories of Proprietary Information of every character or description.

(b) The parties hereto acknowledge and agree that (i) the covenants contained in this Article 9 are incidental to the sale of MP; (ii) the covenants contained in this Article are reasonably necessary to protect the interest of Buyer and MP in whose favor said covenants are imposed; (iii) the restrictions imposed by this Article are not greater than are necessary for the protection of Buyer and MP in light of the substantial harm that Buyer and MP will suffer should there be a breach of any such covenant; (iv) the period of restriction and extent of restriction contained in this Article are fair and reasonable in that the MP Business is international in scope and in that they are reasonably required for the protection of Buyer and MP; (v) the nature, kind and character of the activities the Shareholders are prohibited to engage in as described in this Article are reasonable and necessary to protect Buyer and MP and shall not be interpreted or construed as prohibiting the Shareholders from rendering any other services or performing any other activities not referenced therein, and (vi) the covenants and agreements of the Shareholders contained in this Article have been specifically negotiated by the parties and are material inducements to Buyer to enter into this Agreement, and, but for such covenants made by the Shareholders herein, Buyer would not have entered into this Agreement.

(c)  Each Shareholder acknowledges and agrees that each of the covenants and agreements contained in this Article is made in consequence of and as a specific inducement to Buyer to enter into this Agreement and to protect and preserve the benefit of this Agreement to Buyer; that each of the covenants contained in this Article is reasonable and necessary to protect and preserve the benefits to be received by Buyer under this Agreement; irreparable loss and damage will be suffered by Buyer should a Shareholder breach any of such covenants and agreements; each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, Buyer shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by a Shareholder of any of such covenants or agreements. In the event Buyer should seek an injunction hereunder, each Shareholder hereby waives any requirement that Buyer submit proof of the economic value of any Proprietary Information.

(d)  If the provisions of this Article should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitation permitted by applicable law.

(e)  The covenants and agreements on the part of the Shareholders contained in this Article shall be construed as agreements independent of any other agreement between Buyer and the Shareholders. The existence of any claim of cause of action of a Shareholder against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any of such covenants and agreements.

(f)  Nothing contained in this Article shall restrict any Shareholder from being a less than five percent (5%) stockholder of any corporation that directly or indirectly competes with Buyer provided the stock of such competing corporation is publicly held and listed on a regional or national stock exchange and the Shareholder is not otherwise involved as an officer, director, employee, consultant or agent of such corporation.

9.6  Severability. It is the parties' express intention that if a court of competent jurisdiction finds or holds any provision of this Article 9 to be excessively broad as to time, duration, geographical scope, activity or subject, such provision shall then be construed by limiting or reducing it so as to comport with then applicable law. In the event any such provision cannot be limited or reduced so as to comport with then applicable law, then such provision of this Article 9 shall be severable from all other provisions of this Article 9, and the other provisions of this Article 9 shall continue to be enforceable to the fullest extent allowable.

9.7  Injunctive Relief. It is hereby acknowledged and agreed by the parties that a Shareholder’s violation of any of the provisions of this Article 9 shall severely damage the Buyer's business, and the parties recognize that such damage shall be difficult to precisely determine. Therefore, it is expressly agreed that the Buyer, in addition to any other remedies it may have, shall be entitled to injunctive relief against any Shareholder in the event of any such breach.

9.8  Extension of Time. If the enforceability of any of the terms of this Article 9 shall be challenged in court by a Shareholder and such party is not enjoined from breaching any of the restrictions herein contained, and if a court of competent jurisdiction finds that the challenged restriction is enforceable, then the time period applicable to such restriction shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of such restriction until the dispute is finally resolved and all periods of appeal have expired.

9.9  Award of Fees to Prevailing Party. In any court action relating this Article 9, the court may make a determination regarding which party’s legal position in such matter is the more substantially correct (the “Prevailing Party”) and require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such action.

ARTICLE 10
OTHER AGREEMENTS

10.1 Release. Except for claims arising under this Agreement, the Shareholders hereby irrevocably and unconditionally release and forever discharge MP, any and its respective Affiliates and subsidiaries and each of their respective agents, employees, representatives, officers, directors, owners, trustees and attorneys, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Released Parties”), from any and all debts, liabilities, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever, known or unknown, against the Released Parties, that now exist or that may arise in the future out of any matter, transaction or event occurring prior to the Closing Date, including without limitation, any claims of breach of contract or for retirement or severance or other termination pay (collectively, the “Claims”). The Shareholders further agree not to file or bring any claim, suit, civil action, complaint, arbitration or administrative action in any city, state or federal court or agency or arbitration tribunal with respect to any Claim.

10.2 Agreement to Maintain Records. Buyer agrees that it shall maintain all records that it may receive from MP to the extent such records may be relevant or helpful to an indemnitor under Article 6 in defending against liability for a claim under such Article. Buyer agrees to provide the indemnitor with access to all such information for such purposes in a timely manner. Shareholders may retain an archival copy of all documents and records reasonably necessary for Shareholders to perform after the Closing, including records relating to tax matters. Buyer agrees to cooperate with Shareholders and to promptly provide such records and information as Shareholders shall reasonably request following Closing.

10.3 Registration Statement. Buyer shall use its best efforts to file a Registration Statement covering all shares of Common Stock issued in accordance with Article 2 (including Common Stock to be issued upon conversion of Series B Preferred Stock and Common Stock to be issued for purposes of making payments under Section 2.4) or otherwise under this Agreement, including the underlying Common Stock associated with the Series B Convertible Preferred Stock and Common Stock to be issued for purposes of making payments under Section 2.4, in each case no later than sixty days following the Closing Date.

10.4 Termination of Bank Indebtedness or Guaranties. Within a reasonable time after the Closing Date, but in no event later than the 10th business day following the Closing Date, the Buyer either (a) shall cause MP to terminate all of its obligations pursuant to the Loan Agreement by and between Union Bank (the “Bank”) and MP, dated as of March 11, 2005, and the Loan and Security Agreement by and between the Bank and MP, dated as of March 11, 2005 (the "Bank Line of Credit"), or (b) obtain a release of all personal guaranties of any Shareholders made in connection with such loans and, if necessary, substitute the guaranty of the Buyer for the guaranties of the Shareholders. The Buyer shall not draw any funds under the Bank Line of Credit until the Buyer has completed the requirements of the previous sentence. In addition, the Buyer shall indemnify and hold harmless each Shareholder from any liability and losses incurred by any Shareholder as a result of such Shareholder's personal guarantee of any Bank Line of Credit or the Buyer’s failure to perform under this Section 10.3.

10.5 Shareholder Agreements. Each holder of MP equity (other than those defined as “Shareholders” hereunder) shall enter into with the Buyer a Shareholder Agreement in the form of Exhibit 5.1(p).

10.6 Buyer’s Board of Directors. As promptly as possible following the Closing Date, but in no event later than thirty (30) days following the Closing Date, the Buyer shall reconstitute its Board of Directors to reduce the number of Directors to five individuals, one of whom shall be selected by MP and subject to the approval of the Buyer; provided that the Buyer shall not unreasonably withhold its approval. If the Buyer withholds approval, MP shall propose alternative individuals until it proposes an individual who is approved by the Buyer and appointed to the Buyer’s Board of Directors. The Buyer shall be deemed to have approved a proposed Director unless the Buyer has provided written notice of disapproval to MP within ten (10) days of receipt of MP’s nomination notice.

10.7      No Solicitation.

       (a)  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant its terms, MP and the Shareholders will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to refer them to the provisions of this Section 10.7(a), (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section by any officer, director or employee of MP or any investment banker, attorney or other advisor or representative of MP shall be deemed to be a breach of this Section 10.7 by MP.

       (b)  For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Buyer to MP) relating to, or involving: (A) any acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of more than a 50% beneficial ownership interest in the total outstanding voting securities of MP; (B) any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than 50% of the total outstanding voting securities of MP; (C) any merger, consolidation, business combination or similar transaction involving MP pursuant to which the stockholders of such entity immediately preceding such transaction hold less than a majority of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material assets of MP; or (E) any liquidation or dissolution of MP.

       (c)  In addition to the obligations of the parties set forth in paragraph (a) of this Section 10.7, MP and the Shareholders, as promptly as practicable, and in any event within 24 hours of its receipt, shall advise the Buyer orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which such party reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. MP and the Shareholders will keep the Buyer informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

ARTICLE 11
MISCELLANEOUS

11.1  Further Assurances. Each party hereto from time to time hereafter, and upon request, shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively transfer and vest in the Buyer the MP Business or to otherwise carry out the terms and conditions of this Agreement.

11.2  Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned by either party without the consent of the other, except that the Buyer may assign any of its rights hereunder to any affiliate or wholly-owned subsidiary.

11.3  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (regardless of such state's conflict of laws principles).

11.4  Expenses. Except as otherwise herein provided, all expenses incurred in connection with this Agreement or the transactions herein provided for shall be paid by the party incurring such expenses and costs.

11.5  Jurisdiction; Waiver of Trial by Jury.

(a)  The parties hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby, except those matters required to be submitted to arbitration, to the jurisdiction of the United States District Court for the Northern District of California and the jurisdiction of any court of the State of California located in San Francisco County, California and waive any and all objections to jurisdiction that they may have under the laws of the State of California or the United States.

(b)  Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

11.6  Public Announcements. Except for disclosures by Buyer to comply with applicable securities laws, no party will make any public announcement concerning any of the transactions provided for herein without the other parties’ prior consent, not to be unreasonably withheld.

11.7  Notices. All notices, demands, and communications provided for herein or made hereunder shall be personally delivered or sent by overnight courier service or transmitted by confirmed facsimile (with hard copy mailed by first class mail), addressed in each case as follows, until some other address shall have been designated in a written notice given in like manner, and shall be deemed to have been given or made when so delivered, sent or transmitted:

(a)  If to the Buyer:

Migo Software, Inc.
555 Twin Dolphin Place, Suite 650
Redwood City, California 94065
Attention: Richard Liebman
Fax: (650) 232-2699

With a copy to:

Robert B. Goldberg, Esq.
Ellis Funk, P.C.
3490 Piedmont Road, Suite 400
Atlanta, Georgia 30305
Fax: (404) 233-2188

(b)  If to MP:

166 Manzanita Way
Salinas, CA 93908
Attention: Mr. James P. Tann
Tel: 831-998-7296
Fax: 408-549-9906

With a copy to:

B C Burr Law
708 Castro Street
San Francisco, CA 94114
Tel: 415-285-8500
Fax: 415-285-8505

11.8  Counterparts; Fax Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by any party by delivery of a facsimile signature, which signature shall have the same force as an original signature. Any party which delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other parties; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile. Facsimile or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.

11.9  Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

11.10  Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by mutual written agreement of all the parties hereto. Any party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing signed by the party or the parties to be charged.

11.11  Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto represent the entire agreement of the parties with respect to the subject matter hereof and no provision or document of any kind shall be included in or form a part of such agreement unless signed and delivered to the other party by the parties to be charged.

11.12  Third Party Beneficiaries. No third parties are intended to benefit from this Agreement, and no third party beneficiary rights shall be implied from anything contained in this Agreement.

11.13  “Knowledge”. As used herein, any reference to the “knowledge” of a party shall mean the actual knowledge of the officers and directors of such party after making due inquiry and, if such party fails to make such inquiry, shall include constructive knowledge of such facts as would have been learned had such due inquiry been made.

11.14  Cooperation and Information. The Shareholders shall make available to MP and the Buyer, (i) such records as any such party may require for the preparation of any tax return required to be filed by the Buyer or MP, and (ii) such records as MP or the Buyer may require for the defense of any audit, examination, administrative appeal, or litigation of any tax return in which such party was included. Buyer shall make available to Shareholders, (i) such records relating to periods prior to Closing as any such party may require for the preparation of any tax return required to be filed by the Shareholders or MP, and (ii) such records relating to periods prior to Closing as Shareholders may require for the defense of any audit, examination, administrative appeal, or litigation of any tax return in which such party was included.

11.15  Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

11.16  Shareholders' Representative. The Shareholders hereby irrevocably appoint James P. Tann (the "Shareholders' Representative") as the representative, agent, proxy, and attorney-in-fact for all the Shareholders for all purposes under this Agreement, including the full power and authority on the Shareholders' behalf: (i) to consummate the transactions contemplated by this Agreement, including the execution and delivery of the agreements, certificates, instruments, and other documents contemplated hereby or executed or delivered in connection herewith, (ii) to negotiate disputes arising under, or relating to, this Agreement and the other agreements, certificates, instruments, and documents contemplated hereby or executed or delivered in connection herewith, (iii) to execute and deliver any amendment or waiver to this Agreement or any of the other agreements, certificates, instruments, and documents contemplated hereby or executed or delivered in connection herewith (without the prior approval of the Shareholders), (iv) to take all other actions to be taken by or on behalf of the Shareholders in connection with this Agreement (including the exercise of any rights and the performance of any obligations pursuant to Article 6) and the other agreements, certificates, instruments, and documents contemplated hereby or executed or delivered in connection herewith. The Shareholders further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders' Representative, and shall survive the death, incapacity, bankruptcy, dissolution, or liquidation of any Shareholder. All decisions and actions by the Shareholders' Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest, or otherwise contest the same. The Shareholders' Representative shall have no Liability in respect of any action, claim, or proceeding brought against the Shareholders' Representative by any Shareholder if the Shareholders' Representative took or omitted taking any action in good faith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

BUYER: MIGO SOFTWARE, INC. By___________________________________ Title: ________________________________	MACROPORT, INC. By___________________________________ Title: _________________________________

SHAREHOLDERS:

James P. Tann

Alan Portnoy

Ray Mak

Johnathan P. Tann

SCHEDULES

1	List of Shareholders to Sign Merger Agreement

2.4	List of MP Clients

2.5	Shareholder Percentages

3.1	Foreign Qualifications

3.2A	Ownership of Shares

3.2B	Stock Options Outstanding

3.2C	Warrants Outstanding

3.2F	Allocation of Consideration

3.3	Other Entities on which MP is Dependent

3.4	Third Party Consents

3.7A	Financial Statements

3.7B	Exceptions to GAAP

3.10	Tangible Personal Property

3.12	Authorizations and Permits

3.13	Litigation

3.15	Hazardous Substances

3.16	Employees

3.17	Employee Benefits

3.18	Intellectual Property

3.19A	Customers

3.19B	Material Customers

3.20	Material Contracts

3.21	Product Warranties

3.22A	Insurance Policies

3.22B	Claims Made

3.22C	Insurance Denied, Revoked or Rescinded

3.22D	Defaults

3.22E	Outstanding Requirements

3.24	Recent Changes

3.27	Brokerage-MP

3.29	Bankruptcy

3.32	Pipeline Report

4.1	Foreign Qualifications - Buyer

4.6	Brokerage - Buyer

5.1(i)	Continuing Employees

5.1(m)	Permitted Liens

5.1(o)	List of Individuals to Sign Noncompete Agreements

5.1(p)	List of Individuals to Sign Employment Agreements

EXHIBITS

1.3	Certificate of Merger

1.8	New Option Terms to be Offered

2.2	Certificate of Designation

2.4	Stock Pledge Agreement

5.1(f)	Opinion of MP’s Counsel

5.1(p)	Shareholder Agreement

5.2(e)	Opinion of Buyer’s Counsel

5.2(h)	Registration Rights Agreement